Exhibit 99.3
PRO FORMA VALUATION REPORT
ATLANTIC COAST FEDERAL CORPORATION
HOLDING COMPANY FOR
ATLANTIC COAST BANK
Waycross, Georgia
Dated As Of:
June 8, 2007
Prepared By:
RP® Financial, LC.
1700 North Moore Street
Suite 2210
Arlington, Virginia 22209

RP® FINANCIAL, LC.
Financial Services Industry Consultants
June 8, 2007
Boards of Directors
Atlantic Coast Federal MHC
Atlantic Coast Federal Corporation
Atlantic Coast Bank
505 Haines Avenue
Waycross, Georgia 31501
Members of the Boards of Directors:
     At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock to be issued by Atlantic Coast Federal Corporation, Waycross, Georgia (“ACFC” or the “Company”) in connection with the mutual-to-stock conversion of Atlantic Coast Federal MHC (the “MHC”). The MHC currently has a majority ownership interest in, and its principal asset consists of, approximately 63.82% of the common stock of ACFC (the “MHC Shares”), the mid-tier holding company for Atlantic Coast Bank, Waycross, Georgia (the “Bank”). The remaining 36.18% of ACFC’s common stock is owned by public stockholders. ACFC, which completed its initial public stock offering in October 2004, owns 100% of the common stock of the Bank. It is our understanding that ACFC will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering to members of the local community and the public at large.
     This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”), which have been adopted in practice by the Federal Deposit Insurance Corporation (“FDIC”).
Plan of Conversion and Stock Issuance
     On May 7, 2007, the respective Boards of Directors of the MHC, the Company and the Bank adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”), pursuant to which the mutual holding company will convert to the stock form of organization. Pursuant to the Plan of Conversion, (i) the MHC will convert to stock form, (ii) the MHC and the Company

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Boards of Directors
June 8, 2007

will merge into the Bank and the Bank will become a wholly owned subsidiary of a newly chartered stock company (the “Company”), (iii) the shares of common stock of the Company held by persons other than the MHC will be converted into shares of common stock of the Company pursuant to an exchange ratio designed to preserve the percentage ownership interests of such persons, and (iv) the Company will offer and sell shares of its common stock to certain depositors of the Bank, residents of Bank’s local community and shareholders of the Company and others in the manner and subject to the priorities set forth in the Plan of Conversion. As of June 8, 2007, the MHC’s ownership interest in ACFC approximated 63.82%. The Company will also issue shares of its common stock to the public stockholders of ACFC pursuant to an exchange ratio that will result in the public shareholders owning the same aggregate percentage of the newly issued ACFC common stock as owned immediately prior to the conversion. As of June 8, 2007, the public stockholders’ ownership interest in ACFC approximated 36.18%.
RP® Financial, LC.
     RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.
Valuation Methodology
     In preparing our Appraisal, we have reviewed the regulatory applications of ACFC, the Bank and the MHC, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of ACFC, the Bank and the MHC that has included a review of audited financial information for fiscal years ended December 31, 2002 through 2006, a review of various unaudited information and internal financial reports through March 31, 2007, and due diligence related discussions with ACFC’s management; Crowe Chizek and Company LLC, the Company’s independent auditor; Luse, Gorman Pomerenk and Schick, the Company’s legal counsel for the stock conversion counsel; and Ryan Beck and Company, ACFC’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.
     We have investigated the competitive environment within which ACFC operates and have assessed ACFC’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential

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June 8, 2007

impact on ACFC and the industry as a whole. We have analyzed the potential effects of the stock conversion on ACFC’s operating characteristics and financial performance as they relate to the pro forma market value of ACFC. We have analyzed the assets held by the MHC, which will be consolidated with ACFC’s assets and equity pursuant to the completion of conversion. We have reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared ACFC’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, and second-step conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.
     The Appraisal is based on ACFC’s representation that the information contained in the regulatory applications and additional information furnished to us by ACFC and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by ACFC, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of ACFC. The valuation considers ACFC only as a going concern and should not be considered as an indication of ACFC’s liquidation value.
     Our appraised value is predicated on a continuation of the current operating environment for ACFC and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of ACFC’s stock alone. It is our understanding that there are no current plans for selling control of ACFC following completion of the second-step stock offering. To the extent that such factors can be foreseen, they have been factored into our analysis.
     The estimated pro forma market value is defined as the price at which ACFC’s common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.
Valuation Conclusion
     It is our opinion that, as of June 8, 2007, the estimated aggregate pro forma valuation of the shares to be issued in the conversion of the MHC, including: (1) newly-issued shares representing the MHC’s ownership interest in ACFC, and (2) exchange shares issued to existing public shareholders of ACFC, was $235,024,420 at the midpoint, equal to 23,502,442 shares at a per share value of $10.00. The resulting range of value pursuant to regulatory guidelines and the

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June 8, 2007

corresponding number of shares based on the Board approved $10.00 per share offering price is set forth below.

			Exchange Shares
		Offering	Issued to the	Exchange
	Total Shares	Shares	Public Shareholders	Ratio
Shares				(x )
Supermaximum	31,081,980	19,837,500	11,244,480	2.27273
Maximum	27,027,808	17,250,000	9,777,808	1.97628
Midpoint	23,502,442	15,000,000	8,502,442	1.71851
Minimum	19,977,076	12,750,000	7,227,076	1.46073

Distribution of Shares
Supermaximum	100.00%	63.82%	36.18%
Maximum	100.00%	63.82%	36.18%
Midpoint	100.00%	63.82%	36.18%
Minimum	100.00%	63.82%	36.18%

Aggregate Market Value(1)
Supermaximum	$310,819,800	$198,375,000	$112,444,800
Maximum	270,278,080	172,500,000	97,778,080
Midpoint	235,024,420	150,000,000	85,024,420
Minimum	199,770,760	127,500,000	72,270,760

(1)	Based on offering price of $10.00 per share.
Establishment of the Exchange Ratio
     OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares of ACFC stock as a fully converted company. The Board of Directors of the MHC has independently determined the exchange ratio. The determined exchange ratio has been designed to preserve the current aggregate percentage ownership in ACFC equal to 63.82% as of March 31, 2007. The exchange ratio to be received by the existing minority shareholders of ACFC will be determined at the end of the offering, based on the total number of shares sold in the subscription and community offerings. Based upon this calculation, and the valuation conclusion and offering range concluded above, the exchange ratio would be 1.46073 shares, 1.71851 shares, 1.97628 shares and 2.27273 shares of newly issued shares of ACFC stock for each share of stock held by the public shareholders at the minimum, midpoint, maximum and supermaximum of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly

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June 8, 2007

issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.
Limiting Factors and Considerations
     Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of ACFC immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market following the completion of the second-step offering.
     RP Financial’s valuation was based on the financial condition, operations and shares outstanding of ACFC as of March 31, 2007, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of ACFC and the exchange of the public shares for newly issued shares of ACFC common stock as a full public company was determined independently by the Boards of Directors of the MHC, ACFC and the Bank. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.
     RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

Boards of Directors
June 8, 2007

     This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of ACFC, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of ACFC’s stock offering.
Respectfully submitted,
RP® FINANCIAL, LC.

James P. Hennessey
Senior Vice President

RP Financial, LC.
TABLE OF CONTENTS
ATLANTIC COAST FEDERAL CORPORATION
Waycross, Georgia

PAGE
DESCRIPTION	NUMBER
CHAPTER ONE OVERVIEW AND FINANCIAL ANALYSIS

Introduction	1.1
Plan of Conversion and Reorganization	1.2
Purpose of the Reorganization	1.3
Strategic Overview	1.4
Balance Sheet Trends	1.7
Income and Expense Trends	1.12
Interest Rate Risk Management	1.18
Lending Activities and Strategy	1.19
Asset Quality	1.22
Funding Composition and Strategy	1.23
Subsidiaries	1.24
Legal Proceedings	1.25

CHAPTER TWO MARKET AREA

Introduction	2.1
Local and Regional Market Conditions	2.2
Economic Overview – Duval County, Florida	2.3
Market Area Demographics	2.3
Local Economy/Largest Employers	2.6
Unemployment Rates	2.8
Competition	2.9

CHAPTER THREE PEER GROUP ANALYSIS

Peer Group Selection	3.1
Financial Condition	3.7
Income and Expense Components	3.10
Loan Composition	3.13
Credit Risk	3.13
Interest Rate Risk	3.16
Summary	3.16

RP Financial, LC.
TABLE OF CONTENTS
ATLANTIC COAST FEDERAL CORPORATION
Waycross, Georgia
(continued)

PAGE
DESCRIPTION	NUMBER
CHAPTER FOUR VALUATION ANALYSIS

Introduction	4.1
Appraisal Guidelines	4.1
RP Financial Approach to the Valuation	4.1
Valuation Analysis	4.2
1. Financial Condition	4.3
2. Profitability, Growth and Viability of Earnings	4.4
3. Asset Growth	4.6
4. Primary Market Area	4.6
5. Dividends	4.8
6. Liquidity of the Shares	4.9
7. Marketing of the Issue	4.9
A. The Public Market	4.10
B. The New Issue Market	4.15
C. The Acquisition Market	4.16
D. Trading in ACFC’s Stock	4.18
8. Management	4.19
9. Effect of Government Regulation and Regulatory Reform	4.19
Summary of Adjustments	4.19
Valuation Approaches	4.20
Comparison to Recent Conversions	4.24
Valuation Conclusion	4.25
Establishment of the Exchange Ratio	4.25

RP Financial, LC.
LIST OF TABLES
ATLANTIC COAST FEDERAL CORPORATION
Waycross, Georgia

TABLE
NUMBER	DESCRIPTION	PAGE
1.1	Historical Balance Sheets	1.8
1.2	Historical Income Statements	1.14

2.1	Summary Demographic Information	2.4
2.2	Major Employers in Ware County and the Jacksonville MSA	2.8
2.3	Unemployment Trends	2.9
2.4	Deposit Summary	2.11
2.5	Competitor Analysis	2.12

3.1	Peer Group of Publicly-Traded Thrifts	3.3
3.2	Balance Sheet Composition and Growth Rates	3.8
3.3	Income as a Percent of Average Assets and Yields, Costs, Spreads	3.11
3.4	Loan Portfolio Composition and Related Information	3.14
3.5	Credit Risk Measures and Related Information	3.15
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	3.17

4.1	Peer Group Market Area Comparative Analysis	4.7
4.2	Pricing Characteristics and After-Market Trends	4.17
4.3	Public Market Pricing	4.23

RP® Financial, LC.
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I. OVERVIEW AND FINANCIAL ANALYSIS
Introduction
     Atlantic Coast Bank (the “Bank”) is a federally-chartered stock savings bank which conducts operations through its main office in Waycross, Georgia, and a total of 12 additional full service branch offices which cover a broad section of southeastern portions of the State of Georgia and northeastern sections of the State of Florida. Specifically, the northernmost office is located in Garden City, Georgia, near the City of Savannah, to the Orange Park and Lake City offices in northeast Florida, which are outside the City of Jacksonville. Certain of the locations reflect, in part, the credit union roots and the location of CSX Corporation’s operations, and reflect several prior acquisitions (credit unions and bank branch acquisitions). The Bank also employs a variety of alternative delivery mechanisms, including ATMs, online banking and a telephone call center.
     Originally chartered in 1939 as “Atlantic Coast Line Credit Union”, serving the employees of the CSX Corporation and its predecessors, Atlantic Coast evolved through the years into a full-service multi-branch financial institution serving the general public and operating in southeast Georgia and northeast Florida. Atlantic Coast completed a conversion from a federal credit union charter to a federal mutual savings bank charter as of November 1, 2000 (the “Charter Conversion”). The objective of the Charter Conversion was to better serve customers and the local community through the broader lending and to expand its customer base beyond the limited field of membership permitted for credit unions. The Charter Conversion and related growth potential coupled with the ability to raise external capital through the mutual holding company structure are believed to enhance the ability to remain competitive while providing customers with superior service and a broad array of financial services products.
     The Bank’s post Charter Conversion operations have been characterized by relatively strong growth in loans and deposits. A portion of the growth is attributable to several branch acquisitions as Atlantic Coast acquired a total of three branches in fiscal 2002 and 2003 in two separate transactions. Additionally, Atlantic Coast has taken advantage of its expanded lending authority, as evidenced in the growth of permanent residential mortgages and commercial and

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multi-family loans (“income producing property loans”), while continuing to expand its branch office network through de novo branching.
     Since the Charter Conversion, the Bank has been regulated by the Office of Thrift Supervision (“OTS”). The Bank is currently a member of the Federal Home Loan Bank (“FHLB”) system. The Bank’s deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (“FDIC”).
     Atlantic Coast reorganized into a mutual holding company (“MHC”) structure in January 2003, and no stock was issued publicly at the time. Simultaneous with the MHC reorganization, a wholly-owned mid-tier stock holding company was formed known as Atlantic Coast Federal Corporation (“ACFC” or the “Company”), and Atlantic Coast became a wholly-owned subsidiary of the Company. The MHC and the Company were both capitalized with $50,000 in cash concurrent with their formation.
     In October 2004, the Company completed a minority stock issuance, selling a minority ownership position (i.e., 40% of the total outstanding shares) to the public while the MHC retained a majority ownership interest (60% ownership). Gross proceeds raised in pursuant to the minority stock issuance totaled $58.2 million. The most significant asset of the Company is its equity investment in the Bank; in addition, the Company has extended a loan to the Bank’s employee stock ownership plan (“ESOP”). As of March 31, 2007, the Company had $886.2 million in assets, $594.2 million in deposits and total equity of $90.0 million, or 10.15% of total assets. The Company’s audited financial statements are included by reference as Exhibit I-1.
Plan of Conversion and Reorganization
     On May 7, 2007 the Company announced that the Boards of Directors of the MHC, the Company and the Bank unanimously adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”), pursuant to which the organization will convert from the two-tier mutual holding company structure to the full stock holding company structure and undertake a second-step conversion. In the second-step conversion, the Company will sell shares of common stock in an offering (the “Second Step Conversion” or the “Offering”) that will represent the ownership interest in ACFC currently owned by the MHC. As of June 8, 2007, the MHC’s

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ownership interest in ACFC approximated 63.82%. The Company will also issue shares of its common stock to the public stockholders of ACFC pursuant to an exchange ratio that will result in the public shareholders owning the same aggregate percentage of the newly issued ACFC common stock as owned immediately prior to the conversion. As of June 8, 2007, the public stockholders’ ownership interest in the Company approximated 36.18%.
Purpose of the Reorganization
     A key component of the Company’s business plan is to complete a Second Step Conversion offering. In particular, the additional equity capital raised in the Second Step Conversion will increase the capital level to support further expansion, improve the overall competitive position of ACFC in the local market area, enhance profitability and reduce interest rate risk. Importantly, the additional equity capital raised in the conversion will provide a larger capital cushion for continued growth and diversification in the regional area, as well as increase the lending capability. Future growth opportunities are expected through the current branch network as well as through de novo branching. Additionally, the Company anticipates that growth opportunities will result from bank consolidation in the local market and the resulting fallout of customers who are attracted to ACFC’s community-bank orientation and emphasis on customer service. The MHC structure has limited the opportunity to acquire other institutions – so the Second Step Conversion should facilitate the Company’s ability to pursue such acquisitions through increased capital as well as the ability to use common stock as merger consideration. Further, the Second Step Conversion will increase the public ownership, which is expected to improve the liquidity of the common stock. The increased capital should facilitate the ability of the Company to pursue further diversification of products and services as well as support recent diversification efforts. An added benefit of the Company’s increased capital will be the increased regulatory loans-to-borrower limit at the Bank level as the Company seeks to build commercial account relationships, including some large relationships.
     The projected use of stock proceeds is highlighted below.
•	The Company. The Company is expected to retain up to 50% of the net conversion proceeds. At present, Company funds, net of the loan to the ESOP, are expected to be invested initially into investment securities

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consistent with the Bank’s current composition (i.e., U.S. Agency securities and high quality mortgage-related securities with laddered maturities and durations typically no longer than five years) Over time, Company funds are anticipated to be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

•	The Bank. The balance of the net offering proceeds will be infused into the Bank. The increase in the Bank’s capital will be less, as the amount to be borrowed by the ESOP to fund a 6% stock purchase will be accounted for as a contra-equity. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to initially be invested in short-term investments pending longer term deployment, i.e., funding lending activities, purchasing MBS and for general corporate purposes.
Strategic Overview
     Throughout much of its corporate history, ACFC’s strategic focus was on serving its historical credit union field of membership. However, the Charter Conversion was undertaken to broaden the traditional customer base tied to the CSX corporation with the objective of enhancing future growth prospects while minimizing the risk exposure related to conducting businesses with a customer base tied to a single employer. The Company has been generally successful in diversifying the customer base as a result of deposit growth, particularly in the Florida market and as a result of the purchase of branches and expanded mortgage lending activities, including both internal originations and purchases.
     In summary, following the Charter Conversion, management began to reengineer the Company’s operations to a community-oriented institution emphasizing service, its local orientation and a comparatively broader array of commercial and consumer products and services. Balance sheet growth has been focused on the Jacksonville market in northern Florida given the large size and more favorable growth characteristics of the Jacksonville area in comparison to the Waycross area where the Company’s operations have historically been centered. In order to accelerate the ability to grow in ACFC’s northern Florida markets, the Company acquired three branches in two separate transactions (consummated in fiscal 2002 and

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2003). In total, the Company assumed approximately $30 million of deposits, and acquired $2 million in fixed assets acquired, $15 million in loans branch-related loans. The transaction resulted in both amortizable intangibles and non-amortizable goodwill, totaling $3 million. The core deposit intangible (approximately $1 million in the aggregate for the three acquisitions) is being amortized to expense over 10 years using an accelerated method. The Company will seek to continue to growth through the acquisition of branches or other financial institutions, as well as through de novo branching and organic growth realized through the current existing branch and delivery system. In this regard, ACFC has recently opened one new branch offices and will be opening a second new office shortly while relocating the existing operations of an existing branch to a new owned facility in a superior location. Additionally, the Company anticipates that growth opportunities may result from bank consolidation in the local market and the resulting fallout of customers who are attracted to ACFC’s community-bank orientation and emphasis on customer service.
     The ability to market to a broader customer base (both from an employer and geographic standpoint) and the ability to offer an expanded line of products, particularly in the mortgage area, have contributed to the Company’s asset and loan growth, which have equaled 17.4% and 13.2% respectively, since the end of fiscal 2002. Additionally, the Charter Conversion enhanced the ability to expand deposits, loans and assets, coupled with the additional capital from the Minority Stock Issuance have led to earnings growth for the Company, notwithstanding a highly competitive environment as well as spread compression attributable to a flat yield curve.
     The Company’s current operating strategy is designed to take advantage of the broad geographic footprint encompassed by ACFC’s offices, particularly in the northern Florida market which is perceived to be a growth oriented market by management. The Company’s strong loan growth in recent years has been largely attributable to the origination of mortgage loans (as well as limited purchases), most of which are secured by properties within the Company’s markets. The focus of the ACFC’s mortgage lending encompasses both residential (i.e., secured by 1-4 family properties) and commercial and multi-family property lending. Approximately 38% of the Company’s residential mortgage loans are originated through broker relationships while the balance is originated by in-house personnel. The Company has also supplemented its internal loan origination capacity through 1-4 family residential loan purchases, primarily of adjustable

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rate loans. The Company also employs a staff of three commercial loan officers who originated the majority of the Company’s commercial and multi-family mortgage loan volume in recent years. Additionally, ACFC has a credit administration function separate and apart from the loan origination function with the objective of maintaining the Company’s asset quality.
     Retail deposits have consistently served as the primary interest-bearing funding source for the Company. In recent years, the Company has sought to expand checking and other transaction accounts in conjunction with the increased emphasis on marketing to commercial accounts. At the same time, the Company has been required to maintain a large base of certificates of deposits (“CDs”) and high cost money market accounts in order to generate sufficient deposit funds to fund loan growth.
     The Company utilizes borrowings as a supplemental funding source to facilitate management of funding costs and interest rate risk. FHLB advances constitute the Company’s largest source of borrowings; the majority of the Company’s borrowed funds have fixed rates and have been used to fund both leveraging through investment in securities and whole loans. Following the Second Step Conversion, the Company may use additional borrowings to facilitate leveraging of its higher capital position that will result from the stock offering, in which borrowings would be utilized to fund purchases of investment securities and MBS at a positive spread to improve earnings and return on equity. To the extent additional borrowings are utilized by the Company, FHLB advances would likely continue to be the principal source of such borrowings followed by reverse repurchase agreements.
     The Company’s earnings base is largely dependent upon net interest income and operating expense levels, as sources of non-interest operating income remain relatively limited, notwithstanding management’s efforts to increase their levels. The Company’s core earnings have generally been trending upward as the Company benefited from loan growth funded through a mix of deposits and borrowed funds. Additionally, earnings increased as a result of the reinvestment benefit of the proceeds raised in the minority stock issuance completed in fiscal 2004 net of the cost of the stock-related benefit plans.
     The post-offering business plan of the Company is expected to continue to focus on products and services which the Company has recently emphasized. Specifically, the Company

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will continue to be an independent community-oriented financial institution with a commitment to local real estate and non-mortgage financing with operations funded by retail deposits, borrowings, equity capital and internal cash flows. In addition, the Company will emphasize pursuing further diversification into commercial real estate and construction loans, and the development of broad-based commercial loan and deposit relationships within market constraints.
Balance Sheet Trends
   Growth Trends
     Over the last 5 years, the Company has implemented a strategy of growth and expansion, realized both through internal growth at existing branches as well as through the acquisition of two offices in Florida in fiscal 2002 and the establishment of a de novo branch in the most recent fiscal year. The impetus for the balance sheet growth in the 2000 to 2004 period primarily included a strategic intent to grow and diversify the customer base away from its traditional credit union membership. More recently, since the minority stock issuance completed in 2004, the Company has been seeking to grow the balance sheet with the objective of increasing earnings per share and long-term shareholder value.
     This growth and expansion strategy is evidenced in the summary balance sheet data set forth in Table 1.1, which shows that total assets increased 17.43% annually from $447.7 million at the end of fiscal 2002, to $886.2 million as of March 31, 2007. While loans reflect the greatest increase in dollar terms, investments increased at a faster rate on a percentage basis; investments and MBS together increased from $28.6 million to $129.4 million, or by 42.6% in aggregate on a compounded annual basis. The more rapid growth rate for investments is reflective of the impact of the infusion of the net offering proceeds from the minority stock issuance completed in fiscal 2004 and subsequent efforts to maintain adequate liquidity as well as the desire of management to leverage the Company’s strengthened capital position.
     The Company’s assets are funded through a combination of deposits, borrowings and retained earnings. Deposits have always comprised the majority of funding liabilities, increasing at an annual rate of 12.5% since 2002. Borrowings have also increased at a healthy pace

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Table 1.1
Atlantic Coast Federal Corporation
Historical Balance Sheets
(Amount and Percent of Assets)

													Compounded
	For the Fiscal Year Ended December 31,										As of		Annual
	2002		2003		2004		2005		2006		March 31, 2007		Growth Rate
	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$447,721	100.00%	$498,417	100.00%	$637,678	100.00%	$744,116	100.00%	$843,079	100.00%	$886,216	100.00%	17.43%
Cash and Cash Equivalents	13,975	3.12%	8,978	1.80%	38,408	6.02%	37,959	5.10%	41,057	4.87%	47,314	5.34%	33.24%
Loans Receivable (net)	379,778	84.82%	435,614	87.40%	517,792	81.20%	580,441	78.00%	639,517	75.85%	642,068	72.45%	13.15%
Loans Held for Sale	0	0.00%	0	0.00%	0	0.00%	100	0.01%	4,365	0.52%	8,392	0.95%	NM
Investment Securities — AFS	28,599	6.39%	26,039	5.22%	53,363	8.37%	71,965	9.67%	99,231	11.77%	129,402	14.60%	42.64%
Other Investments	1,135	0.25%	500	0.10%	0	0.00%	1,800	0.24%	1,200	0.14%	700	0.08%	-10.75%
FHLB Stock	2,305	0.51%	3,082	0.62%	5,511	0.86%	7,074	0.95%	7,948	0.94%	7,988	0.90%	33.97%
Intangible Assets	1,580	0.35%	3,134	0.63%	3,052	0.48%	2,969	0.40%	2,888	0.34%	2,874	0.32%	15.11%
Deposits	360,880	80.60%	392,256	78.70%	435,682	68.32%	516,321	69.39%	573,052	67.97%	594,201	67.05%	12.45%
Borrowed Funds	45,443	10.15%	60,971	12.23%	100,314	15.73%	129,000	17.34%	173,000	20.52%	195,500	22.06%	40.96%
Total Equity	38,924	8.69%	43,218	8.67%	98,700	15.48%	92,918	12.49%	91,087	10.80%	89,951	10.15%	21.79%

Loans/Deposits		105.88%		111.84%		120.11%		113.79%		112.99%		109.40%
Number of Full Service Offices		10		12		12		12		13		13

Source:	Atlantic Coast Federal Corporation’s prospectus.

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reflecting certain asset-liability management strategies and wholesale leveraging opportunities. In the future, the Company expects to continue to utilize FHLB advances and reverse repurchase agreements in several ways: (1) as an alternative source of liquidity to fund loan and other balance sheet growth; and (2) in connection with potential leveraging and/or interest rate risk management strategies, particularly if the yield curve steepens.
     Annual equity growth equaled 21.8% since the end of fiscal 2002, with the expanded capital base primarily reflecting the impact of retained earnings over the period and the minority stock issuance completed in fiscal 2004. Since the end of fiscal 2004, capital has decreased from $98.7 million to $90.0 million which is attributable to dividend payments and stock repurchases exceeding retained earnings for the period. Coupled with moderate to strong balance sheet growth achieved over the period, the equity-to-assets ratio declined from 15.5% as of the end of fiscal 2004 to 10.2% as of March 31, 2007. The post-offering equity growth rate is expected to be impacted by a number of factors including the higher level of capitalization, the reinvestment of the offering proceeds, the expense of the stock benefit plans and the potential impact of dividends and stock repurchases.
     Loans Receivable
          The Company has been emphasizing real estate secured lending, including primarily the origination and purchase of 1-4 family residential mortgage loans as well as commercial and multi-family mortgage loans. The majority of ACFC’s 1-4 family residential mortgage loans consist of loans which are conforming to standards set by Freddie Mac, Fannie Mae or Ginnie Mae, notwithstanding the fact that the Company generally holds the majority of the loans it originates for portfolio. The Company seeks to emphasize residential mortgages which are variable rate or hybrid ARMs (i.e., fixed for a period of up to 7 years and adjustable thereafter). The Company also offers 15 and 30 year fixed rate loans, and may sell a portion of such loans for interest rate risk management purposes. The Company typically designates the longer term fixed rate loans which it intends to sell as “available for sale” at the time of origination; loans available for sale totaled $8.4 million as of March 31, 2007. The remaining balance of the mortgage loan portfolio consists of a mix of loans secured by multi-family and commercial

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properties as well as properties under construction reflecting the Company’s efforts to diversify the loan portfolio mix.
          ACFC’s loan portfolio composition as of March 31, 2007, reflects the emphasis on mortgage lending and that notwithstanding efforts to increase the commercial and construction loan portfolios, 1-4 family mortgage loans remain the single largest component of the loan portfolio. Specifically, permanent first mortgage loans secured by 1-4 family residential properties totaled $336.6 million, equal to 52.4% of total loans, while an additional 15.0% of the portfolio was comprised of home equity loans or lines of credit secured by 1-4 family residential properties. At the same date, multi-family and commercial real estate loans and land loans approximated 15.4% of the loan portfolio while the balance of the loan portfolio consisted of construction loans (5.2%) and non-mortgage consumer and business loans (12.1% excluding home equity loans).
     Cash, Investments and Mortgage-Backed Securities
          ACFC’s preference is to deploy the majority of assets into loans while maintaining required liquidity. The Company anticipates initially reinvesting the net offering proceeds into investments with short-to-intermediate maturities, pending longer-term deployment primarily into loans.
          As of March 31, 2007, the Company’s portfolio of cash and cash equivalents totaled $47.3 million, equal to 5.3% of assets, while interest-earning deposits at other financial institutions totaled $700,000. It is the Company’s current practice to classify all investment securities (including MBS) as available for sale (“AFS”). As of March 31, 2007, the investment portfolio totaled $129.4 million, equal to 14.6% of total loans (see Exhibit I-3 for the investment portfolio composition). MBS comprise the largest segment of the investment portfolio, totaling $112.1 million, or 12.7% of assets and 81.9% of investment securities, as of March 31, 2007. The balance of the investment portfolio was comprised of U.S. Government and agency securities ($14.6 million) and municipal securities ($2.7 million).
          No major changes to the composition and practices with respect to the management of the investment portfolio are anticipated over the near term. The level of cash and investments is

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anticipated to increase initially following Offering, pending gradual redeployment into higher yielding loans.
     Bank Owned Life Insurance
          As of March 31, 2007, the balance of bank owned life insurance (“BOLI”) totaled $21.6 million, which reflects a modest increase over the last several fiscal years owing to increases in the cash surrender value of the policies. The balance of the BOLI reflects the value of life insurance contracts on selected members of the Company’s management and has been purchased with the intent to offset various benefit program expenses on a tax advantaged basis. The increase in the cash surrender value of the BOLI is recognized as an addition to non-interest income on an annual basis.
     Funding Structure
          Retail deposits have generally met the substantial portion of the Company’s funding needs supplemented with a modest amount of borrowed funds from the Federal Home Loan Bank of Atlanta and through reverse repurchase agreements.
          The Company maintains a strong level of savings and transaction accounts, which totaled $286.3 million, or 48.2% of total deposits, as of March 31, 2007, however, certificates of deposits (“CDs”) comprise the single largest segment of deposits and equaled $307.9 million, or 51.8% of total deposits. In comparison, demand deposit, money market and passbook savings accounts equaled $96.8 million (16.3% of deposits), $147.4 million (24.8% of deposits), and $42.0 million (7.1% of deposits).
          The Company has continually utilized borrowed funds over the last five fiscal years, with the majority of borrowings consisting of FHLB advances. As of March 31, 2007, FHLB advances totaled $142.0 million, representing 16.0% of total assets. The Company typically utilizes borrowings: (1) when such funds are priced attractively relative to deposits; (2) to lengthen the duration of liabilities; (3) to enhance earnings when attractive revenue enhancement opportunities arise; and (4) to generate additional liquid funds, if required. Recent growth in borrowings was attributable to efforts to fund loan growth without relying solely on deposits.

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The other source of borrowings consists of repurchase agreements which totaled $53.5 million, equal to 6.0% of total assets as of March 31, 2007.
     Capital
          As a mutual institution, the Company’s equity was primarily impacted by the level of earnings for the period from fiscal 2002 through the end of fiscal 2004. With the completion of the minority stock issuance in October 2004, ACFC’s capital was more than doubled and equaled $98.7 million, or 15.48% of assets as of December 31, 2004. Earnings since year end 2004 have been more than offset by the impact of the Company’s capital management strategies, including the payment of dividends and share repurchases. As a result, the Company’s equity had diminished to $90.0 million as of March 31, 2007, reflecting a 4.0% compounded annual rate of decline since the end of fiscal 2004. Moreover, the capital ratio has diminished at an even faster pace reflecting the impact of asset growth, as the equity-to-assets ratio which equaled 15.48% as of December 31, 2004, had declined to 10.15% as of March 31, 2007. The Bank maintained capital surpluses relative to its regulatory capital requirements at March 31, 2007, and thus qualified as a “well capitalized” institution. The offering proceeds will serve to further strengthen the Company’s regulatory capital position and support further growth. As discussed previously, the post-offering equity growth rate is expected to be impacted by a number of factors including the higher level of capitalization, the reinvestment of the offering proceeds, the expense of the stock benefit plans and the potential impact of dividends and stock repurchases.
Income and Expense Trends
     Table 1.2 shows the Company’s historical income statements for the fiscal years ended December 31, 2002 to 2006 and for the twelve months ended March 31, 2007. The Company’s net earnings have fluctuated, increasing to $4.4 million (0.91% of average assets) in fiscal 2003, from $3.2 million (0.76% of average assets) in fiscal 2002, primarily as a result significant gains on the sale of loans reported during the year ($2.6 million of net non-operating income). However, core earnings, excluding the gains on sale, was in a much narrower range of $2.7 million to $3.2 million over the fiscal 2002 to fiscal 2004 timeframe, with the limited earnings growth resulted from the earnings benefit of comparatively modest loan and asset growth being

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offset by spread compression as loan yields declined at a faster pace than funding costs as many portfolio loans refinanced in response to the low interest rates prevailing over the period.
     The Company reported higher earnings in fiscal 2005 and 2006, with profitability increasing to $5.0 million (0.71% of average assets) and $5.1 million (0.66% of average assets), respectively, before declining to $4.6 million equal to 0.59% of average assets for the twelve months ended March 31, 2007. Increased earnings reported by the Company for the fiscal 2005 to fiscal 2006 period, is both the result of the reinvestment benefit of the proceeds raised in the minority stock issuance net of the cost of the stock-related benefit plans and balance sheet growth achieved over the last two fiscal years since the ACFC completed its minority stock issuance. Specifically, the Company benefited from growth on both a retail basis (i.e., loans and deposits) and wholesale basis (i.e., investment securities and borrowed funds). Core earnings followed the same trend as non-recurring income and expenses have typically been a limited factor in the Company’s operations. These trends are described more fully below.
     Net Interest Income
          Net interest income increased over the last five and one-quarter fiscal years reflecting the reinvestment of proceeds from the minority stock issuance and the impact of balance sheet growth. However, the ratio of net interest income to average assets has diminished dramatically over the corresponding timeframe. Specifically, net interest income increased from a level of $17.8 million in fiscal 2002 to $21.8 million for the twelve months ended March 31, 2007, owing to several factors previously discussed; the reinvestment benefit of the proceeds raised in the minority stock issuance net of the cost of the stock-related benefit plans as well as loan and overall balance sheet growth realized over the period following the minority stock issuance. However, the ratio of net interest income to average assets has diminished, from 4.24% in fiscal 2002, to 2.78% for the twelve months ended March 31, 2007. Importantly, growth in net interest income achieved in fiscal 2005 and 2006 has occurred notwithstanding ongoing spread compression as described below.
          Data pertaining to the Company’s interest rate spreads are set forth in Exhibit I-4 and show that its spreads have declined modestly over the last three fiscal years. Specifically, the Company’s interest rate spread decreased from 3.29% in fiscal 2004 to 2.55% in fiscal 2006, and

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Table 1.2
Atlantic Coast Federal Corporation
Historical Income Statements

	For the Fiscal Year Ended December 31,										For the 12 Months Ended
	2002		2003		2004		2005		2006		March 31, 2007
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest Income	$30,813	7.35%	$31,213	6.43%	$31,772	5.41%	$37,254	5.26%	$46,407	5.97%	$49,148	6.27%
Interest Expense	(13,035)	-3.11%	(11,781)	-2.43%	(11,644)	-1.98%	(17,139)	-2.42%	(24,747)	-3.18%	(27,372)	-3.49%

Net Interest Income	$17,778	4.24%	$19,432	4.00%	$20,128	3.43%	$20,115	2.84%	$21,660	2.79%	$21,776	2.78%
Provision for Loan Losses	(3,683)	-0.88%	(4,238)	-0.87%	(2,975)	-0.51%	(2,121)	-0.30%	(475)	-0.06%	(695)	-0.09%

Net Interest Income after Provisions	$14,095	3.36%	$15,194	3.13%	$17,153	2.92%	$17,994	2.54%	$21,185	2.73%	$21,081	2.69%

Other Operating Income	4,628	1.10%	4,893	1.01%	5,023	0.85%	7,816	1.10%	7,938	1.02%	7,629	0.97%
Operating Expense	(14,711)	-3.51%	(15,911)	-3.28%	(17,256)	-2.94%	(19,616)	-2.77%	(21,679)	-2.79%	(22,180)	-2.83%

Net Operating Income	$4,012	0.96%	$4,176	0.86%	$4,920	0.84%	$6,194	0.88%	$7,444	0.96%	$6,530	0.83%

Net Gain(Loss) on Sale of Loans	$126	0.03%	$2,697	0.56%	$185	0.03%	$121	0.02%	$67	0.01%	$74	0.01%
Net Gain(Loss) on Sale of Foreclosed Assets	—	0.00%	(93)	-0.02%	—	0.00%	—	0.00%	—	0.00%	4	0.00%
Net Gain(Loss) on Sale of AFS Securities	634	0.15%	36	0.01%	—	0.00%	—	0.00%	—	0.00%	169	0.02%

Total Non-Operating Income/(Expense)	$760	0.18%	$2,640	0.54%	$185	0.03%	$121	0.02%	$67	0.01%	$247	0.03%

Net Income Before Tax	$4,772	1.14%	$6,816	1.40%	$5,105	0.87%	$6,315	0.89%	$7,511	0.97%	$6,777	0.87%
Income Taxes	(1,585)	-0.38%	(2,399)	-0.49%	(1,815)	-0.31%	(1,290)	-0.18%	(2,382)	-0.31%	(2,154)	-0.27%

Net Income (Loss) Before Extraord. Items	$3,187	0.76%	$4,417	0.91%	$3,290	0.56%	$5,025	0.71%	$5,129	0.66%	$4,623	0.59%

Estimated Core Net Income
Net Income	$3,187	0.76%	$4,417	0.91%	$3,290	0.56%	$5,025	0.71%	$5,129	0.66%	$4,623	0.59%
Addback(Deduct): Non-Recurring (Inc)/Exp	(760)	-0.18%	(2,640)	-0.54%	(185)	-0.03%	(121)	-0.02%	(67)	-0.01%	(247)	-0.03%
Tax Effect (1)	289	0.07%	1,003	0.21%	70	0.01%	46	0.01%	25	0.00%	94	0.01%

Estimated Core Net Income	$2,716	0.65%	$2,780	0.57%	$3,175	0.54%	$4,950	0.70%	$5,087	0.65%	$4,470	0.57%

Memo:
Expense Coverage Ratio (2)	120.85%		122.13%		116.64%		102.54%		99.91%		98.18%
Efficiency Ratio (3)	65.66%		65.41%		68.61%		70.23%		73.24%		75.43%
Effective Tax Rate	33.21%		35.20%		35.55%		20.43%		31.71%		31.78%

(1)	Reflects a 38% effective tax rate.

(2)	Net interest income divided by operating expenses.

(3)	Operating expenses as a percent of the sum of net interest income and other operating income (excluding gains on sale).

Source: Atlantic Coast Federal Corporation’s prospectus.

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diminishing still further to 2.22% for the three months ended March 31, 2007. The yield-cost spreads are the result of several factors including the flattening yield curve experienced over the last several fiscal years as the Federal Reserve Open Market Committee has increased the targeted Federal Funds rate 17 times in 25 basis point increments while longer term interest rates have increased at a much more modest pace. Additionally, the increased reliance on borrowed funds to fund operations and the highly competitive loan market, particularly strong competition for the high credit quality relationships which ACFC seeks to build have also been factors in the spread compression, increasing the cost of funds and limiting the Company’s yields, respectively. The initial reinvestment of the offering proceeds should increase net interest income as the funds are reinvested with longer-term earnings benefits realized through leveraging of the proceeds.
     Loan Loss Provisions
          Provisions for loan losses have historically reflected the large balance of consumer loans, particularly automobile loans which resulted in a high level of chargeoffs. Loan loss remained relatively high subsequent to the Charter Conversion and shift in lending strategy reflecting: (1) the high growth in total loans, including income producing property loans; and (2) the Company’s limited experience historically with respect to income producing property lending and the higher risk profile of such lending. Additionally, loan loss provisions in the 2002 to 2004 time period reflected the impact of a relatively high level of NPAs, including reserves allocated to specific problem loans included in the balance of classified assets.
          Loan loss provisions diminished in fiscal 2006 relative to the prior year levels as the perceived assets quality has improved, and the ratio of NPAs to assets appears to have stabilized at comparatively modest levels. Additionally, the limited level of chargeoffs in fiscal 2006 and for the three months ended March 31, 2007, have reduced the need to establish additional loan loss provisions. Going forward, the Company will continue to evaluate the adequacy of the level of general valuation allowances (“GVAs”) on a regular basis, and establish additional loan loss provisions in accordance with the Company’s asset classification and loss reserve policies. For the 12 months ended March 31, 2007, loan loss provisions totaled $695,000, or 0.09% of average assets.

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     Non-Interest Income
          The contribution from non-interest income (before net gains) has increased over the last five fiscal years, from $4.6 million, equal to 1.10% of average assets in fiscal 2002, to $7.7 million, equal to 0.97% of average assets for the twelve months ended March 31, 2007. The largest component of the Company’s non-interest income consists of deposit services charges and fees, which are earned primarily based on transaction services for deposit account customers. Other components of non-interest income include returns on the investment in BOLI, and from other financial services including debit card interchange income and safe deposit box rentals.
          Growth in non-interest income from fiscal 2004 to fiscal 2006 is largely the result of increased ATM and check card overdraft fees which reflects the impact of several fee initiatives started in 2005, which focused on improving the Company’s discipline over service charge fees and collections. Management expects the growth of service charges and fees to be flat as most of the initiatives became fully effective in the third and fourth quarters of 2005 and that new revenues, to the extent they can be realized, will be principally generated from expanded products and services in existing markets and new branches opened in the fourth quarter of 2006 and in fiscal 2007.
     Operating Expenses
          The Company’s operating expenses have increased in recent years due to asset growth, emphasis in commercial lending, and branching, both from acquisition and de novo branching. In particular, cost increases have been associated with expanded commercial lending activities and the need to maintain compensation levels in line with the market in a highly competitive banking environment. Similarly, increasing benefit costs including the expense of the stock-based benefit plans and such benefits as medical insurance premiums have also been a factor in increasing compensation costs. Reflecting the foregoing, operating expenses have increased from $14.7 million, or 3.51% of average assets in fiscal 2002, to $22.2 million, or 2.83% of average assets, for the twelve months ended March 31, 2007. Importantly, we note the reduction in the operating expense ratio attributable to asset growth exceeding the rate of growth of operating expenses.

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          Operating expenses are expected to increase on a post-offering basis as a result of the expense of the stock-related benefit plans, as well as to the planned branching and growth initiatives which are currently underway. At the same time, continued balance sheet growth and reinvestment of the offering proceeds should largely offset the anticipated expense increase.
     Non-Operating Income/Expense
          Non-operating income and expense items have been a not been a significant factor in the Company’s operations, with the exception of the impact of the sale of the credit card portfolio in fiscal 2003, which generated a $2.7 million pre-tax gain (the sale reflected the termination of the credit card product offering on a direct basis). Other than this one non-recurring item, non-operating revenues and expenses have been limited. For the 12 months ended March 31, 2007, net non-operating income totaled $247,000, equal to 0.03% of average assets.
     Taxes
          The Company’s tax rate was in the 33% to 35% range from fiscal 2002 and fiscal 2004. The Company adopted several tax planning strategies including the BOLI investment as well as investment in non-taxable municipal securities which have subsequently reduced the effective tax rate to 32% for fiscal 2006, and for the twelve months ended March 31, 2007.
     Efficiency Ratio
          The Company’s efficiency ratio reflects an adverse trend since the beginning of 2004, reflecting the fact that the benefit of a diminishing operating expense ratio has been more than offset by declining spreads and margins. The Company has sought to counter a worsening efficiency ratio through growth, which has translated into higher net income and earnings per share. Specifically, the efficiency ratio increased from 65.66% in fiscal 2002 to 75.43% for the twelve months ended March 31, 2007. On a post-Offering basis, the efficiency ratio may show some improvement from the benefit of reinvesting the proceeds from the Offering. However, a portion of the benefit may be offset by the increased expense of the stock benefit plans

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Interest Rate Risk Management
     The primary aspects of the Company’s interest rate risk management include:
➢	Emphasizing the origination of adjustable rate residential mortgage loans or hybrid ARMS with repricing frequencies of up to seven years when market conditions permit;

➢	Selling a portion of the fixed rate mortgage loans originated based on risk and profitability considerations;

➢	Maintaining a diversified loan portfolio which includes loans secured by commercial real estate and multi-family properties as well as non-mortgage loans which carry short terms to maturity and/or variable interest rates;

➢	Improving commercial loan underwriting and administration with the objective of maintaining strong asset quality (this will limit loan losses and enable the Company to maintain a high ratio of interest-earning assets);

➢	Utilizing interest rate swap agreements on a limited basis to more finely tune the effective repricing structure of funding liabilities;

➢	Maintaining a balance of cash or short-term investments; and

➢	Maintaining an acceptable level of capital which provides a favorable level of interest-earning assets relative to interest-bearing liabilities.
     The rate shock analysis as of March 31, 2007 (see Exhibit I-5) shows that the expected change in the economic value of equity (“EVE”) under a 200 basis point increase or decrease in interest rates was a negative $5.99 million (7.31% of base case EVE) and negative $5.85 million (7.14% of base case EVE), suggesting that the Company’s economic value would be adversely impacted under both rising and falling interest rate scenarios. Importantly, there are numerous limitations inherent in such analyses, such as the credit risk of Company’s adjustable rate loans in a rising interest rate environment. Moreover, the Company’s interest rate risk exposure is projected to be further reduced following the completion of the conversion and reinvestment of the net conversion proceeds into interest-earning assets.

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Lending Activities and Strategy
     Over the last five fiscal years, the Company has been primarily emphasizing real estate lending, primarily 1-4 family residential mortgage loans and, to a lesser extent, commercial mortgage and multi-family mortgage loans. The majority of the Company’s 1-4 family residential mortgage loans consist of loans which are conforming to agency standards, and the non-conforming residential loans are conforming but for the loan amount (i.e., jumbo loans). To a lesser extent, the Company extends consumer loans. Details regarding the Company’s loan portfolio composition are included in Exhibits I-6, I-7 and I-8.
     Residential Lending
          As of March 31, 2007, residential mortgage loans approximated $336.9 million, or 52.4% of total loans. ACFC originates both fixed rate and adjustable rate 1-4 family mortgage loans. The Company’s general philosophy is to seek to originate adjustable rate loans and/or shorter-term fixed rate mortgage loans for portfolio (hybrid loans with a fixed rate of up to 7 years initially) when competitive and market conditions permit. The Company also originates longer term fixed rate loans and may either place such loans into portfolio or sell them on a servicing released basis, depending upon various considerations which include an assessment of the interest rate risk exposure of holding the loans. ACFC has recently been originating longer term fixed rate loans for portfolio with the objective of maintaining overall yields and profitability.
          The repricing of ARM loans is tied to a variety of indexes primarily including the U.S. Treasury rate and LIBOR. Depending on the type of loan, there are a variety of periodic and lifetime rate caps which are generally structured based on the conditions prevailing in the competitive market.
          ACFC originates one-to-four family loans up to a loan-to-value (“LTV”) ratio of 90%, with private mortgage insurance (“PMI”) being required for loans in excess of an 80.0% LTV ratio. Substantially all of the 1-4 family mortgage loans originated or purchased by the Company are secured by residences in the Company’s markets in Georgia and Florida.

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          As a complement to 1-4 family permanent mortgage lending, the Company also offers home equity loans including fixed rate amortizing term loans and variable rate lines of credit tied to the Prime rate.
     Commercial Mortgage , Multi-Family Mortgage and Land Loan Lending
          Commercial real estate loans totaled $64.9 million, equal to 10.1% of total loans, while other mortgage loans, consisting primarily of multi-family mortgage and land loans totaled $33.9 million, equal to 5.3% of total loans. Commercial real estate and multi-family loans originated by ACFC are extended up to a loan-to-value (“LTV”) ratio of 75% and carry adjustable rates with amortization periods generally ranging from 20 to 30 years, and a minimum debt service coverage of 1.2 times. The Company’s fixed rate product have typically been originated with five or ten year call provisions and priced at a premium to the rate of the U.S. Treasury of corresponding maturity. The majority of adjustable-rate loans carry an initial fixed-rate of interest for either three or five years and then convert to an interest rate that is adjusted annually based upon the index. Prepayment penalties are frequently incorporated into the loan agreements to discourage prepayment within the first several years of the loan. Adjustable rate loans typically consist of loans which are fixed for the first five years and reprice annually thereafter.
          Loans to commercial and individual borrowers secured by land and multi-family property total $33.9 million as of March 31, 2007. Multi-family residential loans are generally originated with adjustable interest rates based on prime or U.S. Treasury securities. Loan-to-value ratios on multi-family residential loans do not exceed 75% of the appraised value of the property securing the loan. These loans require monthly payments, amortize over a period of up to 30 years. The Company offers both fixed and adjustable rate land loans to individual and commercial borrowers. Essentially all of these loans are secured by property located in the Company’s primary market. The loans carry a maximum loan-to-value ratio of 90% for loans to individuals and 65% to commercial entities.
          The typical commercial or multi-family loans that the Company seeks to originate or purchase has a principal balance in the range of $500,000 to $2.0 million, but may be larger, particularly if the loan is well-collateralized or extended to a very credit-worthy borrower. Such

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loans are typically collateralized by local properties (within the Company’s normal lending territory), consisting primarily of small office buildings, family-type business establishments and apartment buildings. The Company’s commercial real estate and multi-family loan portfolio has exhibited relatively strong growth over the last five fiscal years. Furthermore, management has targeted the portfolio for future growth, both in dollar terms and as a percentage of the loan portfolio.
     Construction Loans
          Construction loans comprised the balance of the Company’s mortgage loan portfolio, amounting to $33.3 million (5.2% of total loans) at March 31, 2007. While the Company was for several years an active participant in commercial construction lending, ACFC has deemphasized this business line and is primarily focused on residential construction lending.
          Residential construction loans will continue to be emphasized by the Company in the future, generally for the construction of pre-sold homes, which typically convert into permanent loans at the end of the construction period. The Company requires an 85% LTV ratio for construction loans on owner occupied homes. ACFC may lend to builders for “spec” homes but in such cases, will require a LTV ratio of 85% or less. In this regard, the Company is seeking to participate in the significant residential construction business in prevailing in the northern Florida area. The Company’s builder loan portfolio is typically limited to small to mid-sized developers, and the Company seeks to limit the exposure to any one builder to approximately four houses under construction at any one time.
     Non-Mortgage Loans
          ACFC originates non-mortgage loans, including commercial and consumer loans (excluding mortgage-based home equity loans which totaled $96.2 million), which in the aggregate, totaled $78.0 million as of March 31, 2007 (12.1% of total loans). Automobile loans currently represent the largest portion of its consumer loan portfolio. The Company offers fixed-rate automobile loans on a direct basis with terms of up to 84 months for new and recent model used cars and up to 60 months for older model used cars. ACFC will make such loans up to 100% of the vehicle purchase price on new cars and up to 100% of the NADA retail value of used cars.

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          The Company also extends commercial loans for the purpose of financing leases, working capital lines of credit, loans for equipment and loans for other business purposes. As of March 31, 2007, the portfolio of commercial non-mortgage loans totaled $12.7 million, equal to 2.0% of total loans.
     Loan Originations, Purchases and Sales
          The Company’s 1-4 family mortgage loan originations will primarily come from the following: (1) internal loan originations generated through direct solicitation by the Company’s business development officers or by referrals through ACFC’s branches or presence on the Internet; (2) loan brokers; and (3) whole loan participation purchases from other lenders (primarily within the Company’s normal lending territory). The Company also periodically evaluates the purchase of 1-4 family residential mortgage loan pools from various secondary market sources. Such loans may be comprised of loans both within and outside the Company’s primary market.
     The Company also employs a staff of three commercial loan officers who originate the majority of the Company’s commercial, multi-family and land loan volume in fiscal 2006. ACFC may also utilize loan brokers to acquire commercial and multi-family mortgage loans from time-to-time or may purchase participation interests from other lenders.
     Consumer loans are primarily extended to provide a full range of services to customers and are originated by in-house staff. Such loans are primarily evaluated utilizing statistical credit scoring models to evaluate the borrowers creditworthiness.
Asset Quality
     The Company’s asset quality unfavorably impacted by loan underwriting and credit administration procedures in the fiscal 2002 through 2004. In this regard, the Bank experienced and increase in nonperforming loans and impaired loans primarily during this period, consisting of a few large commercial real estate loans. As a result, the Company increased its loan loss allowances and established provisions to bolster the allowance for loan loss account in response to an increase in loan chargeoffs.

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     Non-performing assets reached a fiscal year end peak of $7.0 million, equal to 1.09% of assets in fiscal 2004. The level of NPAs and the Company’s apparent credit risk exposure has subsequently diminished as management revamped the loan underwriting and credit administration procedures, and employed individuals with significant in-market lending experience to manage the commercial and construction lending function. Specifically, NPAs have diminished from $7.0 million in fiscal 2005, to $3.3 million (0.40% of assets) at the end of fiscal 2006, and $4.3 million (0.49% of assets) as of March 31, 2007. The ratio of allowances to total loans equaled 0.75% while reserve coverage in relation to NPAs equaled 112.16% as of March 31, 2007 (see Exhibit I-9 and I-10).
     With respect to asset quality, management remains watchful of conditions in the real estate market, particularly in Florida which experienced a significant run-up in real estate values through 2006. Many areas of Florida appear to be overbuilt and property values have declined in many areas of the state. As yet, the Company’s asset quality has not been significantly impacted by these trends.
Funding Composition and Strategy
     As of March 31, 2007, the Company’s assets were funded primarily with deposits, and, to a lesser extent, borrowings and equity (see Exhibits I-11, I-12 and I-13). The Company’s deposit services cater to primarily individuals rather than commercial businesses, although the commercial segment has been growing in recent periods.
     Deposits
          Local retail deposits have consistently addressed the substantial portion of ACFC’s funding needs, with core deposits in the form of non-interest bearing checking, passbook accounts, and money market deposit accounts comprising the majority of deposits. In the aggregate, these accounts totaled $286.3 million, or 48.2% of total deposits as of March 31, 2007. At this same date, CDs accounted for approximately 51.8% of deposits. Approximately 70% of CDs had remaining maturities of one year or less. Large balance CDs (i.e. balances greater than $100,000), which tend to be more rate sensitive than lower balance CDs, accounted for $117.5 million, or 38.2% of deposits, at March 31, 2007.

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     Borrowings
          Borrowings have been utilized primarily as a supplemental funding source to fund lending and investment security activity. As of March 31, 2007, borrowed funds consisted of $142.0 million of Federal Home Loan Bank (FHLB) advances. Maturities on ACFC’s portfolio of borrowed funds extend out to as long as 9 years (2016). Fixed-rate advances includes amounts which may be converted by the FHLB, at various designated dates following issuance, from fixed-rate to variable-rate debt, or for certain advances, adjusted to current market fixed rates. As of the most recent fiscal year end, convertible advances had a balance of $99.0 million
          Securities sold under agreements to repurchase are secured by mortgage-backed securities with a carrying amount of $53.5 million at March 31, 2007. The agreements carry various periods of fixed interest rates that convert to callable floating rates in the future. Upon conversion, each agreement may be terminated in whole by the lender each following quarter. At maturity or termination, the securities underlying the agreements will be returned to the Company. As of March 31, 2007, the weighted average rate of the agreements was 4.49%, which would be subject to upward adjustment if interest rate levels remained unchanged from the current level.
          Borrowed funds have been employed both as a liquidity management tool (i.e., to bolster funds when deposits fall short of the Company’s requirements), as an earnings tool (i.e., to increase interest-earning assets through leverage), and as an interest rate risk management tool (i.e., a means of locking in longer term funds). The Company will continue to utilize borrowings as a supplemental funding source in the future, generally for these same purposes.
Subsidiaries
     At March 31, 2007, ACFC did not have any active subsidiaries other than the Bank. During 2005, the Bank formed Atlantic Coast Holdings, Inc. as a wholly owned subsidiary for the purpose of managing and investing in certain securities, as well as owning all of the common stock and 85% of the preferred stock of Coastal Properties, Inc., a real estate investment trust. Coastal Properties, Inc. was formed for the purpose of holding Georgia and Florida first lien

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residential mortgages originated by Atlantic Coast Bank. First Community Financial Services, Inc., an additional subsidiary of Atlantic Coast Bank, is currently inactive.
Legal Proceedings
     Other than the routine legal proceedings that occur in the Company’s ordinary course of business, the Company is not involved in litigation which is expected to have a material impact on the ACFC’s financial condition or operations.

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II. MARKET AREA
Introduction
     ACFC currently conducts operations through its main office in Waycross, Georgia, and a total of 12 additional branch offices which cover a broad section of southeastern portions of the State of Georgia and northeastern sections of the State of Florida. Specifically, the northernmost office is located in Garden City, Georgia, near the City of Savannah, and the branch network extends to their newest branch, the Julington Creek office in northeast Florida, which is midway between Jacksonville and St. Augustine. Certain of the locations reflect, in part, the credit union roots and the location of CSX Corporation’s operations, and reflect several prior acquisitions (credit unions and bank branch acquisitions).
     Important from the perspective of this analysis, the Company’s offices, deposits and lending activities are concentrated in two areas including Waycross, Georgia (Ware County) where the headquarters office, one branch, and a drive-up facility are located, and in Jacksonville (Duval County) where six branches are situated, and which has been an area of growth for the Company which has purchased 3 branches in Jacksonville over the last several years. Overall, approximately three-quarters of the Company’s deposits were in these two markets as of June 30, 2006. Given this regional concentration, the regional economic and demographic trends for the Waycross, Georgia and Jacksonville markets have been the focus of the analysis set forth herein.
     A map reflecting the broad geographic coverage of ACFC’s offices as well as the relative concentration of offices in the Waycross and Jacksonville markets is set forth below.

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     Future growth opportunities for ACFC depend on the growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined in the following pages to help determine the growth potential that exists for the Company and the relative economic health of ACFC’s market area. The growth potential and the stability provided by the market area have a direct bearing on the market value of the Company, and will be factored into our valuation analysis accordingly.
     Local and Regional Market Conditions
          Economic Overview — Ware County, Georgia
          Ware County is a primarily rural area with a population estimated at 35,000, less than 15,000 of who lived in the City of Waycross. The economy of the market area is based on manufacturing, transportation and service industries and agriculture. The transportation sector is dominated by CSX Transportation, which employs more than 1,200 workers at its “Hump Yard” in Waycross, which is essentially serves as a major southeastern switching yard and service center for the CSX Railroad. Many of the smaller manufacturing industries and other employers in Waycross and the surrounding area are related to the town’s location at a major regional rail hub for CSX Transporation and ready access to major highways (Waycross is at the junction of

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U.S. Routes 1, 82 and 84, which provide easy access to major interstate routes including I-95 and I-75). Farm products produced in Ware County and the surrounding area primarily include blueberries, tobacco and cotton as well as livestock, including cattle and hogs. Importantly, Ware County is a relatively small market with limited growth trends. Thus, the Company has been seeking to expand its market into larger more growth oriented markets such as Duval County, Florida, which is described below.
     Economic Overview — Duval County, Florida
          Jacksonville’s economy has historically been tied to the military and defense industries, primarily the Navy, and has realized strong growth since the beginning of World War II. As a result of the mild climate and relatively low cost of living in comparison to many areas of southern Florida, the area has attracted many retirees. The surrounding area also has a significant tourism industry. Moreover, many other businesses including banks and financial services companies have transformed Jacksonville into a regional financial center in the southeastern U.S. These characteristics, coupled with growth of the Port of Jacksonville into the 40th largest port in the U.S. have all contributed to growth of the Jacksonville area economy.
     Market Area Demographics
          Table 2.1 includes detailed information regarding the demographic trends for the Company’s market area counties from 2000 to 2006 and projected through 2011. Data for the State of Georgia and Florida is included for comparative purposes. The data shows a wide diversity of size and growth levels for the markets served by ACFC. In this regard, the Ware County market (Waycross) where the Company maintains approximately one-third of its deposits, is relatively small (total population approximating 35,000) and has actually been experiencing no growth in terms of its total population base from 2000 to 2006. While the Company’s other markets in Georgia (Chatham County and Coffee County) are larger in terms of the overall population and household levels, the Company’s retail presence in these markets is relatively limited (they represented 3.2% and 3.0% of the Company’s total deposits as of June 30, 2006.

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Table 2.1
Atlantic Coast Federal Corporation
Summary Demographic Information

	Year			Growth Rate
	2000	2006	2011	2000-2006	2006-2011
Population (000)

United States	281,422	303,582	323,786	1.3%	1.3%
Georgia	8,186	9,554	10,868	2.6%	2.6%
Chatham County	232	250	261	1.3%	0.9%
Coffee County	37	41	43	1.5%	1.0%
Ware County	35	35	36	0.0%	0.1%

Households (000)

United States	105,480	114,050	121,863	1.3%	1.3%
Georgia	3,006	3,520	4,009	2.7%	2.6%
Chatham County	90	97	102	1.3%	1.0%
Coffee County	13	15	15	1.4%	1.1%
Ware County	13	14	14	0.2%	0.2%

Median Household Income ($)

United States	$42,164	$51,546	$60,704	3.4%	3.3%
Georgia	42,686	53,090	63,595	3.7%	3.7%
Chatham County	37,854	46,416	53,454	3.5%	2.9%
Coffee County	30,698	35,545	40,099	2.5%	2.4%
Ware County	28,527	34,095	38,905	3.0%	2.7%

Per Capita Income ($)

United States	$21,587	$27,084	$32,982	3.9%	4.0%
Georgia	21,154	27,169	33,950	4.3%	4.6%
Chatham County	21,152	26,120	32,080	3.6%	4.2%
Coffee County	15,530	18,122	20,852	2.6%	2.8%
Ware County	14,384	18,160	21,203	4.0%	3.1%

	Less Than	$25,000 to	$50,000-	$100,000 to
	$25,000	50,000	$100,000	$150,000	$150,000+
2006 HH Income Dist.(%)

United States	22.7	25.8	31.8	12.1	7.7
Georgia	21.9	24.8	32.7	12.5	8.1
Chatham County	27.0	26.5	29.5	10.6	6.4
Coffee County	33.9	32.4	25.3	5.3	3.1
Ware County	37.1	30.1	25.6	5.2	2.0

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Table 2.1
Atlantic Coast Federal Corporation
Summary Demographic Information

	Year			Growth Rate
	2000	2006	2011	2000-2006	2006-2011
Population (000)

United States	281,422	303,582	323,786	1.3%	1.3%
Florida	15,982	18,478	20,865	2.4%	2.5%
Clay County	141	178	218	4.0%	4.2%
Columbia County	57	64	72	2.1%	2.3%
Duval County	779	875	959	2.0%	1.8%
Nassau County	58	68	79	2.9%	3.0%
St. Johns County	123	170	228	5.6%	6.0%

Households (000)

United States	105,480	114,050	121,863	1.3%	1.3%
Florida	6,338	7,310	8,271	2.4%	2.5%
Clay County	50	64	79	4.2%	4.3%
Columbia County	21	24	27	2.3%	2.6%
Duval County	304	343	377	2.0%	1.9%
Nassau County	22	26	31	3.0%	3.1%
St. Johns County	50	69	92	5.6%	6.0%

Median Household Income ($)

United States	$42,164	$51,546	$60,704	3.4%	3.3%
Florida	38,843	46,736	54,189	3.1%	3.0%
Clay County	48,948	58,380	66,945	3.0%	2.8%
Columbia County	30,811	35,837	40,500	2.6%	2.5%
Duval County	40,737	48,955	56,744	3.1%	3.0%
Nassau County	46,054	53,483	60,013	2.5%	2.3%
St. Johns County	50,102	61,758	73,133	3.5%	3.4%

Per Capita Income ($)

United States	$21,587	$27,084	$32,982	3.9%	4.0%
Florida	21,557	26,399	31,953	3.4%	3.9%
Clay County	20,868	25,820	31,227	3.6%	3.9%
Columbia County	14,598	18,112	21,045	3.7%	3.0%
Duval County	20,753	25,455	30,882	3.5%	3.9%
Nassau County	22,836	27,210	32,063	3.0%	3.3%
St. Johns County	28,674	36,613	45,785	4.2%	4.6%

	Less Than	$25,000 to	$50,000-	$100,000 to
	$25,000	50,000	$100,000	$150,000	$150,000+
2006 HH Income Dist.(%)

United States	22.7	25.8	31.8	12.1	7.7
Florida	24.0	29.1	30.4	10.4	6.1
Clay County	14.5	27.2	38.7	14.4	5.3
Columbia County	33.4	33.2	25.7	5.8	2.0
Duval County	22.2	28.7	33.3	10.6	5.2
Nassau County	20.0	26.3	36.1	11.3	6.3
St. Johns County	17.2	23.8	31.8	15.2	12.0
Source: ESRI.

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          At the same time, the rationale for targeted expansion into larger more vibrant markets is clearly evidenced in the data as Duval County, Florida (i.e., the Jacksonville market) represents a comparatively huge market (875,000 residents and 1.3 million residents in the Jacksonville MSA) which has been growing relatively rapidly (by over 5.5% from 2000 to 2006). Likewise, the other Florida markets in Clay, Columbia, and Nassau Counties where the Company maintains office facilities have experienced favorable growth trends. ACFC has recently expanded its footprint into the nearby attractive St. Johns County area, with the Julington branch opening in October of 2006. This area shows the most growth out of all the counties that ACFC serves, it also will continue to grow at a faster pace into 2011. ACFC plans to build another branch in St. Johns County later in the year.
          Income characteristics for the Company’s markets are also reflected in the data set forth in Table 2.1. Generally, ACFC’s markets in Georgia are in rural and/or less prosperous regions of the state, which is reflected in the comparatively moderate income levels as measured by average household income, median household income and per capita income. Specifically, the median household and per capita income in Ware County equaled $34,095 and $18,160 respectively, as of 2006, which falls 36% and 33% below the state aggregate, respectively. While income levels in the Company’s other Georgia markets are higher than Ware County, they too fall below the Georgia aggregate level.
          By comparison, income levels in Duval County where the Company is growing are relatively comparable to the Florida aggregate. In this regard, the median household income in Duval County equaled $48,955 as of 2006, which exceeded the state aggregate by 4.8%, while per capita income equaled $25,455, which fell 3.6% below the state aggregate. In St. Johns County, where ACFC is seeking to grow, the income levels exceeded the Florida average. The median household income and per capita income averages in St. Johns County equaled $61,758 and $36,613, which were 32.1% and 38.7% higher than the state aggregates.
     Local Economy/Largest Employers
          The largest employers in Ware County and the Jacksonville MSA reflect the characteristics and trends previously described. In this regard, the major employers in Ware County reflect the status of Waycross and Ware County as a regional center for jobs, shopping

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and health care, among other components. In this regard, the population of Ware County approximately doubles during the working day when residents of nearby areas commute into the market for work, at such large employers as CSX (1,250 employees), Satilla Health Services (1,200 employees) and Baptist Village Inc. (575 employees). Other large manufacturing employers include Simmons Company (mattress manufacturer), Clayton Homes (producer of manufactured homes), Carolina Skiff which manufactures small boats and Voith Paper Fabrics which produces paper machine dryer fabrics.
          The largest employers in the Jacksonville MSA reflects the traditionally large role played by the military, but also reflects the growing importance of other business and industries on the local economy including health care, retailing and financial services (see Table 2.2). In this regard, the largest employer and two of the five largest employers in the market is the U.S. Navy, which employs more than 25,000 workers at the Mayport Naval Station and the Jacksonville Naval Air Station. Retailing is also important as Jacksonville serves as the corporate headquarters for one of the largest grocers in the U.S. (Winn-Dixie employing 6,200). Other large employers include health care providers and financial services companies, whose presence in Jacksonville has been growing over the last several decades.

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Table 2.2
Atlantic Coast Federal Corporation
Major Employers in Ware County and the Jacksonville MSA

	2006
Company	Employees	Product/Service
Ware County
CSX Transportation	1,250	Rail/Freight Transport.
Satilla Health Services	1,200	Hospital
Ware County Board of Education	1,200	Gov./Education
Baptist Village, Inc.	575	Nursing Home
Simmons Company	225	Mattress Manufacturer
Scotbuilt Homes	200	Manufactured Housing
Carolina Skiff	256	Boat Manufacturer
Clayton Homes	178	Manufactured Housing
GATX	135	Railroad Car Repairs
Voith Paper Fabrics	132	Man. Paper Fabrics

Jacksonville MSA
Jacksonville Naval Air Station	25,245	Government/Military
Duval County Public Schools	16,003	Govt./Education
Mayport Naval Station	15,293	Government/Military
City of Jacksonville	8,828	Municipal Govt.
Blue Cross/Blue Shield	8,200	Health Insurer
Baptist Health System	7,000	Health Care
Winn-Dixie Stores (Corporate Hqtrs.)	6,200	Grocery
Mayo Clinic	5,000	Health Care
CSX Transportation	4,400	Railroad Corp. Hqtrs.
Citibank	4,200	Credit Card Company
Bank of America	4,000	Regional Bank Sys.
Clay County School Board	4,000	Public Education

Sources:	Okefenokee Development Authority for Ware County and the Northeast Florida Regional Development Partnership for the Jacksonville MSA.
     Unemployment Rates
          Unemployment levels on a local, state and national level have generally remained stable or improved slightly, reflecting both the impact of the economic recovery as well as limited job creation in the face of strong productivity growth. Specifically, the national unemployment rate has held constant, but there has been improvement in the Florida and Georgia unemployment rates generally, including the Company’s markets.

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Table 2.3
Atlantic Coast Federal Corporation
Unemployment Trends (1)

	March 2006	March 2007
Region	Unemployment	Unemployment
United States	4.7%	4.4%
Georgia	4.6	4.1
Chatham County	3.7	3.4
Coffee County	5.3	5.3
Ware County	5.0	4.6
Florida	3.3	3.3
Columbia County	2.9	2.9
Clay County	2.8	2.9
Duval County	3.2	3.3
Nassau County	2.7	2.8
St. Johns County	2.6	2.7

(1)	Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.
Competition
          As a savings bank with its primary business functions of real estate lending and the gathering deposits in southeast Georgia and northeast Florida, ACFC’s primary competitors are: (1) other financial institutions with offices in the local market (including banks, thrifts and credit unions); (2) other mortgage loan originators; (3) those depository and lending organizations not physically located within the market but capable of doing business remotely through the Internet or by other means; and (4) other competitors such as investment firms, mutual funds, insurance companies, etc.
          Competition among financial institutions in the Company’s market is significant. As larger institutions compete for market share to achieve economies of scale, the environment for the Company’s products and services is expected to remain highly competitive. Community-sized institutions such as ACFC typically compete with larger institutions on pricing or operate in a niche that will allow for operating margins to be maintained at profitable levels. The Company’s Plan as set forth herein reflects elements of both strategies.

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          Table 2.4 displays deposit market trends in recent years for Ware and Duval Counties as well as the other markets where ACFC maintains branch offices. The Company maintains a relatively strong market share in Ware County, where it is the largest financial institution holding approximately 26% of the total deposit market. Importantly, growth in the Ware County market has been limited, as total deposits have only realized 2.6% annual growth overall over the last two years. The Duval County market represents a much larger market overall (in excess of $23 billion of total deposits) but ACFC’s market share is much smaller, equal to approximately 1.1% of the total deposit market.
          The largest competitors in the markets served by ACFC are comprised of some of the largest financial institutions in the Southeast U.S. and the nation as a whole (See Table 2.5). In this regard, while ACFC holds the largest market share in Ware County, there are other significant competitors including PrimeSouth Bank, Waycross Bank & Trust and SunTrust Bank, each of which holds a 10% share of the deposit market or greater. The Duval County market also reflects a significant level of competition with a significant number of large banks, community banks and credit unions. In this regard, the two largest financial institutions in the market (Bank of America and Wachovia) together hold more than 50% of the deposit market.

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Table 2.4
Atlantic Coast Federal Corporation
Deposit Summary
(Dollars in Thousands)

	As of June 30,
	2004			2006			Deposit
		Market	Number of		Market	No. of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2004-2006
State of Georgia	$132,040,745	100.0%	2,596	$169,489,384	100.0%	2,741	13.3%
Commercial Banks	126,380,298	95.7%	2,444	162,798,692	96.1%	2,536	13.5%
Savings Institutions	5,660,447	4.3%	152	6,690,692	3.9%	205	8.7%

Chatham County	$3,548,273	100.0%	78	$4,417,585	100.0%	88	11.6%
Commercial Banks	3,496,572	98.5%	76	4,362,223	98.7%	85	11.7%
Savings Institutions	51,701	1.5%	2	55,362	1.3%	3	3.5%
Atlantic Coast	21,354	0.6%	1	17,502	0.4%	1	-9.5%

Coffee County	$542,538	100.0%	17	$602,979	100.0%	16	5.4%
Commercial Banks	526,822	97.1%	16	586,494	97.3%	15	5.5%
Savings Institutions	15,716	2.9%	1	16,485	2.7%	1	2.4%
Atlantic Coast	15,716	2.9%	1	16,485	2.7%	1	2.4%

Ware County	$623,097	100.0%	9	$655,431	100.0%	10	2.6%
Commercial Banks	459,357	73.7%	7	483,271	73.7%	8	2.6%
Savings Institutions	163,740	26.3%	2	172,160	26.3%	2	2.5%
Atlantic Coast	163,740	26.3%	2	172,160	26.3%	2	2.5%

State of Florida	$300,961,284	100.0%	4,897	$363,415,173	100.0%	5,310	9.9%
Commercial Banks	248,611,907	82.6%	4,217	296,868,502	81.7%	4,465	9.3%
Savings Institutions	52,349,377	17.4%	680	66,546,671	18.3%	845	12.7%

Clay County	$797,812	100.0%	28	$1,176,186	100.0%	29	21.4%
Commercial Banks	766,700	96.1%	27	1,071,754	91.1%	26	18.2%
Savings Institutions	31,112	3.9%	1	104,432	8.9%	3	83.2%
Atlantic Coast	31,112	3.9%	1	37,319	3.2%	1	9.5%

Columbia County	$587,941	100.0%	17	$875,839	100.0%	16	22.1%
Commercial Banks	464,532	79.0%	13	549,055	62.7%	12	8.7%
Savings Institutions	123,409	21.0%	4	326,784	37.3%	4	62.7%
Atlantic Coast	32,490	5.5%	1	46,917	5.4%	1	20.2%

Duval County	$16,352,509	100.0%	166	$23,163,135	100.0%	175	19.0%
Commercial Banks	13,868,218	84.8%	152	19,285,097	83.3%	153	17.9%
Savings Institutions	2,484,291	15.2%	14	3,878,038	16.7%	22	24.9%
Atlantic Coast	176,181	1.1%	5	256,572	1.1%	5	20.7%

Nassau County	$609,236	100.0%	18	$814,037	100.0%	17	15.6%
Commercial Banks	605,646	99.4%	17	806,484	99.1%	16	15.4%
Savings Institutions	3,590	0.6%	1	7,553	0.9%	1	45.0%
Atlantic Coast	3,590	0.6%	1	7,553	0.9%	1	45.0%

Source:	FDIC.

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Table 2.5
Atlantic Coast Federal Corporation
Competitor Analysis

						June 30, 2006
						Total	Market
Rank	Company Name	City	State	Charter	Branches	Deposits	Share
						($000)	(%)
Ware County

1	Atlantic Coast Bank	Waycross	GA	Thrift	2	$172,160	24.24

2	PrimeSouth Bank	Atlanta	GA	Bank	1	129,767	18.27
3	Waycross Bank & Trust	Waycross	GA	Bank	1	90,085	12.68
4	SunTrust Bank	Atlanta	GA	Bank	1	83,324	11.73
5	United Community Bank	Blairsville	GA	Bank	1	53,319	7.51
6	Bank of America NA	Charlotte	NC	Bank	1	52,069	7.33
7	Branch Banking & Trust Company	Winston-Salem	NC	Bank	1	42,203	5.94
8	Patterson Bank	Patterson	GA	Bank	1	40,072	5.64
9	Peoples Bank	Blackshear	GA	Bank	1	30,157	4.25
10	Community United FCU	Waycross	GA	Credit Union	1	11,315	1.59
11	Ware County School Emps. FCU	Waycross	GA	Credit Union	1	3,436	0.48
12	Heritage Bank	Hinesville	GA	Bank	1	2,347	0.34

	Total				13	$710,254	100.00

Duval County
1	Bank of America NA	Charlotte	NC	Bank	27	8,326,668	29.42
2	Wachovia Bank NA	Charlotte	NC	Bank	41	6,131,657	21.66
3	Everbank	Jacksonville	FL	Thrift	5	3,026,895	10.69
4	VyStar Credit Union	Jacksonville	FL	Credit Union	1	2,642,875	9.34
5	SunTrust Bank	Atlanta	GA	Bank	25	1,590,295	5.62
6	Community First CU of FL	Jacksonville	FL	Credit Union	1	951,131	3.36
7	Compass Bank	Birmingham	AL	Bank	14	882,067	3.12
8	AmSouth Bank	Birmingham	AL	Bank	13	421,943	1.49
9	First Guaranty B&TC	Jacksonville	FL	Bank	7	322,868	1.14
10	Florida Telco Credit Union	Jacksonville	FL	Credit Union	1	305,298	1.08

11	Atlantic Coast Bank	Waycross	GA	Thrift	5	256,572	0.91

12	R-G Crown Bank	Casselberry	FL	Thrift	6	278,277	0.98
13	JAX Federal Credit Union	Jacksonville	FL	Credit Union	1	261,316	0.92
14	Mercantile Bank	Orlando	FL	Bank	5	260,015	0.92
15	Jacksonville Bank	Jacksonville	FL	Bank	5	256,592	0.91
16	Branch Banking & Trust Co.	Winston-Salem	NC	Bank	6	215,659	0.76
17	State Emps Credit Union	Jacksonville	FL	Credit Union	1	188,911	0.67
18	Oceanside Bank	Jacksonville Beach	FL	Bank	4	183,511	0.65
19	Monticello Bank	Jacksonville	FL	Thrift	2	180,860	0.64
	All Others Financial Insitutions	N.A.	N.A.	N.A.	43	1,623,874	5.74

	Total				213	$28,307,284	100.0

Source:	SNL Securities and FDIC.

RP®Financial, LC.
Page 3.1
III. PEER GROUP ANALYSIS
     This chapter presents an analysis of ACFC’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of ACFC is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to ACFC, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.
Peer Group Selection
     The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.
     Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 170 publicly-traded institutions nationally, including approximately 40 publicly-traded MHC and,

RP®Financial, LC.
Page 3.2
thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since ACFC will be a full public company upon completion of the offering, we considered only full stock companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of the Company. In the selection process, we applied the following “screen” to the universe of all publicly traded full stock companies:
Screen #1. All Southeast thrift institutions, including Florida based thrifts, with total assets of less than $2 billion and return on equity ratios of less than 12.0%. All eight of the companies meeting the foregoing search criteria was profitable on a core basis and were included in the valuation peer group. Additionally, we included First Community Bank Corp. of Florida which had an ROE just exceeding the 10% guideline limit given its Florida location where the Company has a majority of its branches and loans.
     Additionally, in order to round out the Peer Group to a total of ten fully converted institutions, we selected two mid-Atlantic based thrifts (ESB Financial and Fidelity Bancorp) which have similar asset sizes compared to the Company and which are located outside of the northeast megalopolis. Thus, their markets were deemed to be relatively comparable to the Company, Florida and Georgia markets.
     Table 3.1 shows the general characteristics of each of the 10 Peer Group companies. While there are expectedly some differences between the Peer Group companies and ACFC, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of ACFC’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

RP®Financial, LC.
Page 3.3
Table 3.1
Peer Group of Publicly-Traded Thrifts
June 8, 2007(1)

				Operating	Total		Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Primary Market	Strategy(2)	Assets	Offices	Year	Date	Price	Value
									($)	($Mil)
ESBF	ESB Financial Corp. of PA	NASDAQ	Ellwood City, PA	Thrift	1,905	26	D	6/1/1990	11.16	$143.0
FFBH	First Fed. Bancshares of AR	NASDAQ	Harrison, AR	Thrift	835	15	D	5/1/1996	23.90	$116.0
CSBC	Citizens South Banking of NC	NASDAQ	Gastonia, NC	Thrift	738	11	D	10/2/2002	12.82	$103.0
FSBI	Fidelity Bancorp, Inc. of PA	NASDAQ	Pittsburgh, PA	Thrift	728	13	S	6/1/1988	17.41	$52.0
FDT	Federal Trust Corp of FL	AMEX	Sanford, FL	Thrift	707	6	D	12/1/1997	8.15	$77.0
CFFC	Community Fin. Corp. of VA	NASDAQ	Staunton, VA	Thrift	450 D	8	M	3/1/1988	11.44	$49.0
FCFL	First Community Bk Corp of FL	NASDAQ	Pinellas Park FL	Thrift	402	4	D	NA	16.85	$69.0
JFBI	Jefferson Bancshares Inc of TN	NASDAQ	Morristown, TN	Thrift	330	1	J	7/3/2003	11.91	$77.0
PEDE	Great Pee Dee Bancorp of SC	NASDAQ	Cheraw, SC	Thrift	219	3	J	12/1/1997	16.02	$29.0
GSLA	GS Financial Corp. of LA	NASDAQ	Metairie, LA	Thrift	169	4	D	4/1/1997	20.35	$26.0

NOTES:	(1) Or most recent date available (M=March, S=September, D=December, J=June, E=Estimated, and P=Pro Forma).

(2) Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.

(3) BIF-insured savings bank institution.

Source:	Corporate offering circulars, data derived from information published in SNL Securities Quarterly Thrift Report, and financial reports of publicly-traded thrifts.

RP®Financial, LC.
Page 3.4
     A summary description of the key characteristics of each of the Peer Group companies is detailed below.
•	ESB Financial Corp of PA reported total assets of $1.9 billion and operates through a total of 26 branch offices in western Pennsylvania. ESB Financial Corp.’s assets reflect the lowest ratio of loans in comparison to any Peer Group company on an individual basis, while borrowed funds were also relatively high. As a result of the relatively high ratio of wholesale investment and borrowed funds, operating expenses for ESB Financial Corp. were comparatively modest but the net interest income and ROA was also comparatively limited as a result of its narrow spreads. NPAs were low for ESB Financial Corp.

•	First Fed. Bancshares of AR maintains $835 million in total assets and operates through a total of 15 branches in Arkansas. The balance sheet composition reflects a relatively high proportion of loans, with a comparatively high proportion of the loan portfolio comprised of higher risk-weight construction and commercial mortgage loans. Earnings are comparable to the Peer Group average as its strong spreads and non-interest income levels are offset by its higher operating expenses in comparison to the Peer Group average. The level of high risk-weight lending may contribute to the higher NPAs in relation to the Peer Group average; reserve coverage ratios are lower as well in comparison to the Peer Group.

•	Citizens South Banking of NC was selected for the Peer Group primarily based on its size ($738 million of assets) and location in the southeastern U.S. which is relatively comparable to the Company’s market. Citizens South reported an ROA which was above the Peer Group average as earnings were supported by its loan portfolio, which included a relatively high level of diversification into multi-family and commercial mortgage loans. NPAs were below the Peer Group average while reserve coverage ratios in relation to NPAs were above the Peer Group average.

•	Fidelity Bancorp, Inc. of PA operates through a total of 13 branch offices in the Pittsburgh metropolitan area. The balance sheet reflects a comparatively high ratio of leveraging, with investments and borrowings comprising significant segments of the balance sheet. The ROA approximates the Peer Group average reflecting as the limited spreads on the wholesale aspects of its operations are offset by correspondingly low operating expenses. Lending is primarily concentrated in 1-4 family mortgage loans, both in terms of whole loans and a significant investment in MBS.

•	Federal Trust Corp. of FL was selected for the Peer Group as the only Peer Group company operating within the States of Florida or Georgia where the Company operates. Federal Trust Corp. operates with $707 million of total assets and operates through a total of 6 branches. Federal Trust Corp. operates with a relatively high proportion of loans, including a construction loan portfolio which exceeds the Peer Group average. The ROA is below the Peer Group average

RP®Financial, LC.
Page 3.5
owing to a high cost of funds and notwithstanding a comparatively modest operating expense ratio. NPAs were above the Peer Group average while reserve coverage ratios in relation to NPAs were below the Peer Group average.

•	Community Financial Corp. of VA has $450 million of total assets and operates through eight branch offices in western Virginia. The asset base is comprised primarily of loans and deposits with limited balances of investments and borrowed funds. Reflecting the foregoing, the ROA is above the Peer Group average supported by its relatively strong net interest margin (i.e., resulting from the high ratio of loans and the yield potential of the commercial loan portfolio) and strong fee income. The ratio of NPAs is below the Peer Group average while reserve coverage is relatively comparable.

•	First Community Bank Corp. of Florida has $402 million of total assets and operates through 4 offices in the Miami metropolitan area. First Community Bank Corp. maintains the highest ratio of loans and deposits of any of the Peer Group companies and its ROA, which is modestly above the Peer Group average, is supported by its relatively strong net interest margin as a result. Asset quality is strong in comparison to the Peer Group average, both in terms of the ratio of NPAs and reserve coverage.

•	Jefferson Bancshares of TN has $330 million of total assets and operates through a single office eastern Tennessee. The asset base is comprised primarily of loans and deposits with limited balances of investments and borrowed funds. Enhancing the comparability to the Company, Jefferson Bancshares has the highest capital ratio of any of the Peer Group companies reflecting the impact of the completion of its second step conversion in July 2003. Notwithstanding the strong capital ratio, operating returns are below the Peer Group average reflecting high expenses as Jefferson Bancshares has focused on balance sheet growth.

•	First Keystone Financial, Inc. of PA with assets of $522 million operates through a total of 8 branches in Pennsylvania within the Philadelphia metropolitan area. First Keystone operates with a highly leveraged equity position. Other key balance sheet aggregates are otherwise relatively comparable to the Peer Group averages. First Keystone Financial’s ROA is the lowest of the ten Peer Group companies, reflecting its comparatively modest net interest margin. The loan portfolio reflects an emphasis on 1-4 family residential mortgage lending while credit quality measures, in terms of the ratio of NPAs, fall within the range exhibited by the Peer Group average and median.

•	Great Pee Dee Bancorp of SC has $219 million of total assets and operates through three offices in South Carolina. The asset base is comprised primarily of loans while the deposit and borrowings portfolios approximate the Peer Group averages. Likewise, the ROA also approximates the Peer Group average as a result of similarities in all key areas of core earnings. The loan portfolio is modestly diversified and asset quality is relatively strong while reserve coverage is similar to the Peer Group average.

RP®Financial, LC.
Page 3.6
•	GS Financial Corp. of LA has $169 million of total assets and is thus, the smallest of the Peer Group companies in terms of total assets. GS Financial operates through four offices in Louisiana and maintains a relatively large investment portfolio for leveraging purposes. Earnings are supported by loan loss recoveries over the past twelve months and the loan portfolio shows a modest level of diversification into multi-family and commercial mortgage loans. Asset quality appears to have been strengthened by new management with a background in commercial banking.
     In aggregate, the Peer Group companies maintain a lower level of capital as the industry average (10.95% of assets versus 12.44% for all public companies), generate a higher level of core earnings as a percent of average assets (0.68% core ROAA for the Peer Group and 0.55% for all public companies), and generate a slightly higher ROE based on core earnings (7.01% core ROE versus 5.34% for all public companies). Overall, the Peer Group’s pricing ratios were at a modest discount to all publicly traded thrift institutions, including both the P/E multiple and the P/B and P/TB ratios.

All
Publicly-Traded	Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$3,022	$648
Market Capitalization ($Mil)	$436	$74
Equity/Assets (%)	12.44%	10.95%
Core Return on Average Assets (%)	0.55%	0.68%
Core Return on Average Equity (%)	5.34%	7.01%

Pricing Ratios (Averages)(1)
Price/Core Earnings (x)	20.08	x	18.81	x
Price/Book (%)	143.68%	126.85%
Price/Tangible Book (%)	161.98%	140.59%
Price/Assets (%)	17.86%	13.30%

(1)	Based on market prices as of June 8, 2007.
     Ideally, the Peer Group companies would be comparable to ACFC in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to ACFC, as will be highlighted in the following comparative analysis.

RP®Financial, LC.
Page 3.7
Financial Condition
     Table 3.2 shows comparative balance sheet measures for the Company and the Peer Group. The Company’s ratios reflect balances as of March 31, 2007, while the Peer Group’s ratios are as of the latest date for which financial data is publicly available (December 31, 2006 or March 31, 2007). ACFC’s equity-to-assets ratio of 10.2% fell between the Peer Group’s average and median net worth ratio of 10.9% and 8.8%, respectively, even before the completion of the Offering. Tangible equity equaled 9.9% while intangibles maintained by the Peer Group averaged 0.7% of assets, translating into a tangible equity-to-assets ratio of 10.2% on average for the Peer Group. The Company’s pro forma tangible capital position will increase with the addition of stock proceeds. The increase in ACFC’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that may be realized through leverage and lower funding costs. At the same time, the Company’s higher pro forma capitalization will also result in a lower return on equity. Both the Company’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements.
     The Company’s asset composition reflects a higher concentration of loans to assets, at 73.4% versus a 72.5% average for the Peer Group. Comparatively, the ratio of cash, investments, and MBS for the Company was lower than for the Peer Group (20.9% of assets versus 21.9% for the Peer Group). Overall, the Company’s interest-earning assets (“IEA”) approximated 94.3% of assets, which is nearly equal to the comparative Peer Group ratio of 94.4%. On a pro forma basis, the Company’s IEA advantage is expected to increase as the net proceeds are reinvested into IEA.
     The Company’s deposits equaled 67.1% of assets, which was similar to the Peer Group average of 69.0%. Borrowings were also utilized to a relatively comparable degree by the Company and the Peer Group, based on borrowings/assets ratios of 22.1% and 19.3% (includes subordinated debt), respectively. Total interest-bearing liabilities (“IBL”) maintained by ACFC and the Peer Group, equaled 89.3% and 88.3% of assets, respectively. The ratio of IBL will be reduced on a post-offering basis as the Company funds a greater portion of its operations out of capital.

RP® Financial, LC.
Page 3.8
Table 3.2
Balance Sheet Composition and Growth Rates
Atlantic Coast Federal Corp. and the Comparable Group
As of March 31, 2007

		Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
		Cash &	MBS &			Borrowed	Subd.	Net	Goodwill	Tng Net	MEMO:		MBS, Cash &			Borrows.	Net	Tng Net
		Equivalents	Invest	Loans	Deposits	Funds	Debt	Worth	& Intang	Worth	Pref.Stock	Assets	Investments	Loans	Deposits	&Subdebt	Worth	Worth	Tangible	Core	Reg.Cap.
Atlantic Coast Federal Corp.
March 31, 2007		5.3%	15.6%	73.4%	67.1%	22.1%	0.0%	10.2%	0.3%	9.9%	0.0%	14.96%	47.44%	8.53%	12.09%	38.65%	-4.36%	-4.42%	8.21%	8.21%	12.69%

All Public Companies
Averages		4.5%	19.8%	70.2%	68.9%	17.1%	0.7%	12.1%	1.1%	11.0%	0.0%	5.41%	-1.00%	8.47%	6.62%	-2.87%	4.42%	3.61%	10.74%	10.51%	17.47%
Medians		3.2%	17.6%	70.3%	70.3%	15.6%	0.0%	10.6%	0.2%	9.0%	0.0%	4.61%	-4.17%	7.23%	5.10%	-3.19%	3.93%	3.55%	9.31%	9.01%	14.50%

State of GA
Averages		5.2%	19.9%	68.7%	69.9%	16.8%	0.0%	12.3%	0.3%	12.0%	0.0%	18.31%	51.55%	10.07%	22.03%	25.13%	-6.19%	-6.95%	10.70%	10.70%	16.22%
Medians		5.2%	19.9%	68.7%	69.9%	16.8%	0.0%	12.3%	0.3%	12.0%	0.0%	18.31%	51.55%	10.07%	22.03%	25.13%	-6.20%	-6.95%	10.70%	10.70%	16.22%

Comparable Group
Averages		2.8%	19.1%	72.5%	69.0%	18.6%	0.7%	10.9%	0.7%	10.2%	0.0%	2.83%	-6.63%	9.01%	5.63%	-8.63%	6.88%	7.80%	11.23%	10.69%	16.01%
Medians		2.0%	9.8%	80.7%	70.7%	14.7%	0.0%	8.8%	0.0%	8.5%	0.0%	2.55%	-3.87%	8.92%	4.54%	-6.88%	7.15%	8.80%	8.32%	7.90%	12.12%

Comparable Group
CSBC	Citizens South Banking of NC	3.2%	17.0%	69.6%	77.0%	8.1%	2.1%	11.6%	4.3%	7.3%	0.0%	5.04%	8.60%	5.46%	8.71%	-14.23%	1.11%	3.14%	NA	NA	11.81%
CFFC	Community Fin. Corp. of VA(1)	1.2%	9.6%	85.4%	71.6%	19.3%	0.0%	8.5%	0.0%	8.5%	0.0%	7.81%	-7.39%	10.16%	11.94%	-6.84%	11.48%	11.48%	NA	NA	10.60%
ESBF	ESB Financial Corp. of PA	1.1%	60.8%	31.2%	43.6%	45.8%	2.7%	6.9%	2.3%	4.5%	0.0%	1.90%	-0.34%	7.67%	1.42%	1.82%	7.24%	12.55%	7.10%	7.10%	15.70%
FDT	Federal Trust Corp of FL	0.9%	10.0%	84.0%	67.1%	23.4%	0.7%	7.7%	0.0%	7.7%	0.0%	-5.03%	12.62%	-7.95%	-3.12%	-15.60%	21.05%	21.05%	7.90%	7.90%	12.12%
FSBI	Fidelity Bancorp, Inc. of PA	1.2%	33.3%	62.4%	58.2%	33.1%	1.4%	6.3%	0.4%	6.0%	0.0%	2.64%	-14.23%	15.82%	6.01%	-2.74%	9.76%	10.55%	NA	7.42%	12.66%
FCFL	First Community Bk Corp of FL	3.8%	4.2%	88.1%	83.6%	6.2%	0.0%	8.6%	0.1%	8.5%	0.0%	17.30%	9.20%	18.61%	19.91%	3.71%	13.81%	14.01%	7.83%	7.83%	11.19%
FFBH	First Fed. Bancshares of AR	4.8%	8.2%	80.3%	78.4%	12.3%	0.0%	8.9%	0.0%	8.9%	0.0%	-4.78%	10.62%	-8.18%	3.07%	-35.35%	-4.11%	-4.11%	8.73%	8.73%	11.94%
GSLA	GS Financial Corp. of LA	7.4%	30.3%	57.8%	74.0%	9.3%	0.0%	16.1%	0.0%	16.1%	0.0%	-4.61%	-33.72%	30.33%	-0.35%	-37.87%	7.05%	7.05%	15.93%	15.93%	31.58%
PEDE	Great Pee Dee Bancorp of SC	1.4%	8.8%	85.4%	69.7%	17.0%	0.0%	12.5%	0.2%	12.2%	0.0%	2.45%	-26.40%	7.54%	-2.47%	27.77%	3.88%	4.71%	NA	NA	NA
JFBI	Jefferson Bancshares Inc of TN	2.6%	8.8%	81.2%	66.4%	11.0%	0.0%	22.3%	0.0%	22.3%	0.0%	5.58%	-25.30%	10.64%	11.20%	-6.92%	-2.43%	-2.43%	19.90%	19.90%	26.50%

Source:	Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

RP® Financial, LC.
Page 3.9
     ACFC posted higher annual asset growth than the Peer Group, at 14.96% and 2.83%, respectively. In this regard, balance sheet growth rates for the Company are calculated for the twelve months ended March 31, 2007, while growth rates for the Peer Group are for the most recent twelve month period for which data is publicly available. The Company’s comparatively faster growth is attributable to efforts to expand lending, particularly following the completion of the minority stock issuance in 2004. In this regard, the Company has employed additional loan officers and otherwise sought to expand the loan and deposit portfolios, both through internal organic growth (i.e. loan originations and deposit growth at existing offices) supplemented by growth achieved through loan participations funded by increased borrowings and deposits generated at new branches. The results of such efforts are evidenced in the rate of growth of the loan portfolio, which increased at an 8.53% for the Company, while the Peer Group’s loan portfolio also realized strong growth equal to 9.01%. The portfolio of cash, investment and MBS increased significantly for the Company, by 47.44% as compared to modest shrinkage of 6.63% for the Peer Group.
     The Company’s deposit growth rate exceeded the Peer Group average as ACFC sought to fund targeted asset growth. Importantly, as discussed in the financial analysis in Section One, much of the Company’s deposit growth has been accomplished with CDs and high yield money market accounts which the Company has priced on a highly competitive basis in order to realize the targeted growth objectives. Likewise, borrowed funds increased much more rapidly for the Company at a 38.65% annual pace versus modest shrinkage for the Peer Group equal to 8.63%.
     The Company’s capital declined by 4.36% as compared to modest growth of 6.88% for the Peer Group based on the average. Reduction of the Company’s equity and the modest growth for the Peer Group reflects the adoption of dividend and capital management strategies by both the Company and the Peer Group. On a post-offering basis, the Company’s capital growth rate is expected to remain comparatively modest as the benefit of reinvestment of the Offering proceeds may be offset by additional share repurchases, the payment of dividends and as expenses may likely increase reflecting the impact of the expanded stock benefit plans.

RP® Financial, LC.
Page 3.10
Income and Expense Components
     Table 3.3 displays comparative statements of operations for the Company and the Peer Group. ACFC and the Peer Group reported net income to average assets ratios of 0.59% and 0.68%, respectively. The Company’s modestly lower ROA is the result of a higher ratio of operating expenses to average assets, as non-interest fee income was superior while net interest income as a percent of average assets was similar to the Peer Group average.
     The Company’s interest income ratio exceeded the Peer Group average which was offset by the higher ratio of interest expense to average assets in comparison to the Peer Group. The Company’s higher interest income ratio was the result of its higher yield on interest-earning assets (6.59% versus 6.45% for the Peer Group) and may have resulted from recent growth of the loan portfolio in the higher interest rate environment which has prevailed over the last several years. The Company’s higher interest expense ratio, 3.49% versus 3.36% of average assets for the Peer Group, may likely reflect the impact of the recent growth initiatives by ACFC which were funded, in part, by CDs and money market accounts priced on a highly competitive basis in relation to the prevailing market. The increase in wholesale borrowed funds was also a factor in the Company’s increasing funding costs. ACFC’s interest expense ratio is expected to diminish on a pro forma basis, as the Offering proceeds will represent interest-free funds for the Company. Overall, the Company’s net interest income ratio of 2.78% compared closely to the Peer Group average of 2.80% as previously noted.
     Non-interest operating income is a higher contributor to ACFC’s earnings relative to the Peer Group, at 0.97% and 0.47%, respectively. The Company’s non-interest income ratio is comparatively higher, primarily reflecting the high level of fee income generated through the Company’s deposit accounts and ATM network. Moreover, the level of fee income reflects in part, the high level of transaction accounts and the recent imposition of a revamped service fee schedule. Importantly, while the Company has benefited from the high level of fee income, there have been offsetting operating costs associated with ACFC’s base of transaction accounts as noted below.

RP®Financial, LC.
Page 3.11
Table 3.3
Income as Percent of Average Assets and Yields, Costs, Spreads
Atlantic Coast Federal Corp. and Comparables
For the 12 Months Ended March 31, 2007

			Net Interest Income					Other Income				G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads
						Loss	NII				Total								MEMO:	MEMO:
		Net				Provis.	After	Loan	R.E.	Other	Other	G&A	Goodwill	Net	Extrao.	Yield	Cost	Yld-Cost	Assets/	Effective
		Income	Income	Expense	NII	on IEA	Provis.	Fees	Oper.	Income	Income	Expense	Amort.	Gains	Items	On Assets	Of Funds	Spread	FTE Emp.	Tax Rate
Atlantic Coast Federal Corp.
March 31, 2007		0.59%	6.27%	3.49%	2.78%	0.09%	2.69%	0.00%	0.00%	0.97%	0.97%	2.83%	0.01%	0.03%	0.00%	6.59%	4.13%	2.46%	$5,152	31.78%

All Public Companies
Averages		0.55%	5.78%	3.01%	2.77%	0.09%	2.68%	0.03%	0.00%	0.63%	0.66%	2.52%	0.03%	0.03%	0.00%	6.13%	3.48%	2.65%	$5,608	32.51%
Medians		0.57%	5.69%	3.01%	2.75%	0.07%	2.66%	0.00%	0.00%	0.51%	0.52%	2.48%	0.00%	0.01%	0.00%	6.03%	3.47%	2.73%	$4,548	33.04%

State of GA
Averages		0.62%	6.05%	2.91%	3.14%	0.14%	3.00%	0.06%	-0.01%	1.23%	1.27%	3.40%	0.00%	-0.01%	0.00%	6.48%	3.41%	3.07%	$4,331	27.58%
Medians		0.62%	6.05%	2.91%	3.14%	0.14%	3.00%	0.06%	-0.01%	1.23%	1.27%	3.40%	0.00%	-0.01%	0.00%	6.48%	3.41%	3.07%	$4,331	27.58%

Comparable Group
Averages		0.68%	6.17%	3.36%	2.80%	-0.01%	2.81%	0.06%	0.00%	0.43%	0.47%	2.32%	0.02%	0.02%	0.01%	6.45%	3.84%	2.61%	$4,833	28.05%
Medians		0.66%	6.29%	3.30%	2.93%	0.08%	2.74%	0.02%	0.00%	0.40%	0.44%	2.43%	0.00%	0.02%	0.00%	6.69%	3.77%	3.05%	$4,454	32.06%

Comparable Group
CSBC	Citizens South Banking of NC	0.78%	6.13%	3.29%	2.84%	0.17%	2.67%	0.19%	0.00%	0.67%	0.86%	2.28%	0.10%	0.00%	0.00%	6.86%	3.77%	3.08%	$5,195	32.13%
CFFC	Community Fin. Corp. of VA(1)	0.96%	6.49%	3.16%	3.33%	0.06%	3.27%	0.13%	0.00%	0.59%	0.72%	2.59%	0.00%	0.00%	0.00%	6.76%	3.47%	3.29%	NM	32.06%
ESBF	ESB Financial Corp. of PA	0.51%	5.06%	3.62%	1.44%	0.07%	1.37%	0.04%	0.00%	0.36%	0.40%	1.16%	0.04%	0.03%	0.00%	5.45%	3.93%	1.52%	$7,620	8.39%
FDT	Federal Trust Corp of FL	0.33%	6.02%	4.00%	2.02%	0.09%	1.93%	0.00%	0.00%	0.23%	0.23%	1.77%	0.00%	0.05%	0.00%	6.31%	4.36%	1.95%	$7,073	25.18%
FSBI	Fidelity Bancorp, Inc. of PA	0.57%	5.49%	3.58%	1.91%	0.11%	1.80%	0.04%	-0.02%	0.45%	0.46%	1.70%	0.01%	0.07%	0.06%	5.67%	3.85%	1.82%	$4,988	18.58%
FCFL	First Community Bk Corp of FL(3)	0.75%	6.90%	3.17%	3.73%	0.14%	3.59%	0.00%	0.00%	0.31%	0.31%	2.75%	0.00%	0.03%	0.00%	NM	NM	NM	$3,755	NM
FFBH	First Fed. Bancshares of AR	0.64%	6.29%	3.30%	2.98%	0.37%	2.62%	0.00%	0.00%	0.81%	0.81%	2.63%	0.00%	0.10%	0.00%	6.69%	3.65%	3.05%	$2,746	28.75%
GSLA	GS Financial Corp. of LA	1.13%	6.37%	2.92%	3.45%	-1.15%	4.60%	0.00%	0.00%	0.07%	0.07%	2.95%	0.00%	-0.02%	0.00%	6.63%	3.47%	3.16%	$3,921	33.60%
PEDE	Great Pee Dee Bancorp of SC(3)	0.67%	6.63%	3.74%	2.89%	0.07%	2.81%	0.00%	0.00%	0.56%	0.56%	2.23%	0.08%	0.03%	0.00%	6.92%	4.30%	2.61%	NM	38.22%
JFBI	Jefferson Bancshares Inc of TN	0.45%	6.28%	2.86%	3.42%	-0.01%	3.43%	0.15%	0.01%	0.26%	0.41%	3.09%	0.00%	-0.06%	0.00%	6.78%	3.72%	3.05%	$3,365	35.52%

Source:	Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

RP®Financial, LC.
Page 3.12
     ACFC operates with a modestly higher operating expense ratio than the Peer Group, reflecting the costs associated with maintaining its base of transaction accounts and providing retail banking services through 13 offices. The relatively high cost structure of the Company’s operations is evidenced by data showing the number of employees maintained relative to asset size. Assets per full time equivalent employee equaled $5.2 million for the Company, versus a comparable measure of $4.8 million for the Peer Group on average. Overall, the operating expense ratios for ACFC were 2.83% versus 2.32% and 2.43% for the Peer Group based on the average and median, respectively. Intangible assets amortization was nominal for the Peer Group, and the Company had no amortizing intangible assets. On a post-offering basis, the Company’s operating expenses can be expected to increase with the incremental cost of the stock-based benefit plans and to the costs of targeted expansions, including the branching and other expansion initiatives. At the same time, the Company will be seeking to offset such costs by increasing revenues through targeted growth.
     ACFC’s efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 75.4% is slightly less favorable than the Peer Group’s ratio of 71.6%. On a post-offering basis, the Company’s efficiency ratio may improve marginally with the reinvestment of the offering proceeds. Thus, the Company’s efficiency ratio is expected to remain at an advantage.
     Loan loss provisions for the Company and the Peer Group were relatively modest, amounting to 0.09% and 0.01% (recovery) of average assets for ACFC and the Peer Group, respectively, reflecting relatively strong asset quality and limited loan chargeoffs for both. However, the modestly higher level of loss provisions established by the Peer Group is consistent with its higher level of NPAs in comparison to the Company’s lower ratio.
     Non-operating income and expense were negligible for ACFC and the Peer Group enhancing their overall comparability and limiting the need for valuation adjustment in the section to follow.
     The Company’s effective tax rate for the last 12 months of 31.8% is modestly higher than the Peer Group average of 28.1%. The Company expects that its effective tax rate will continue

RP®Financial, LC.
Page 3.13
to approximate the recent historical level in fiscal 2007, and thus may continue to be modestly above the Peer Group average.
Loan Composition
     ACFC’s loan portfolio reflects a comparatively greater concentration of 1-4 family residential mortgage loans and MBS, which aggregated to 61.5% of assets and 41.1% of assets for the Company and the Peer Group, respectively (see Table 3.4). Loans secured by permanent 1-4 family residential mortgage loans equaled 48.9% of assets for the Company versus 31.8% on average for the Peer Group, while MBS comprised 12.7 and 9.3%, respectively.
     The Peer Group’s lending activities show greater diversification in various areas of high risk-weight lending including multi-family and commercial mortgage lending and non-mortgage consumer lending. Specifically, multi-family and commercial mortgage loans represented 19.7% of assets which was modestly greater than the 11.1% ratio for the Company, while construction loans equaled 14.0% of assets on average for the Peer Group versus 3.8% for the Company. Conversely, the Company was a more active consumer lender, with 7.4% of assets invested in consumer loans versus 3.1% percent for the Peer Group on average. Overall, risk-weighted assets to total assets equaled 68.8% for the Company which was comparable to the Peer Group average of 68.9%. The comparable risk assets/assets ratio is attributable to the similar ratio of loans overall and relatively similar level of diversification into high risk weight lending, albeit in different loan types.
Credit Risk
     The Company’s credit risk exposure appears to be similar to the Peer Group’s risk exposure, on average, based on the ratio of non-performing assets. As shown in Table 3.5, the Company’s ratio of non-performing assets and accruing loans that are more than 90 days past due equaled 0.49% of assets, which was lower than the comparable Peer Group ratio of 0.69% based on the average but higher than the 0.31% of assets ratio based on the median. The Company maintained a ratio of non-performing loans/loans which fell between the Peer Group average and median (0.53% versus 0.73% based on the average and 0.41% based on the median

RP®Financial, LC.
Page 3.14
Table 3.4
Loan Portfolio Composition and Related Information
Atlantic Coast Federal Corp. and the Comparable Group
As of March 31, 2007

		Portfolio Composition as a Percent of Assets
			1-4	Constr.	5+Unit	Commerc.		RWA/	Serviced	Servicing
Institution		MBS	Family	& Land	Comm RE	Business	Consumer	Assets	For Others	Assets
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)
Atlantic Coast Federal Corp.		12.65%	48.87%	3.75%	11.14%	1.44%	7.36%	68.82%	$87,100	$0

All Public Companies
Averages		10.13%	37.43%	6.78%	18.52%	4.21%	3.11%	63.49%	$1,281,982	$15,134
Medians		7.65%	35.30%	4.56%	17.42%	2.70%	0.79%	64.29%	$30,920	$119

State of GA
Averages		7.04%	34.58%	7.31%	11.19%	4.97%	10.06%	68.21%	$4,355	$0
Medians		7.04%	34.58%	7.31%	11.19%	4.97%	10.06%	68.21%	$4,355	$0

Comparable Group
Averages		9.25%	31.80%	14.00%	19.68%	4.28%	3.14%	68.86%	$11,187	$16
Medians		4.94%	32.77%	14.60%	20.37%	3.34%	2.88%	74.71%	$2,425	$0

Comparable Group
CSBC	Citizens South Banking of NC	8.23%	20.75%	22.65%	21.31%	4.40%	0.76%	80.93%	$0	$0
CFFC	Community Fin. Corp. of VA(1)	0.00%	31.74%	14.06%	19.42%	7.60%	13.19%	81.76%	$6,870	$0
ESBF	ESB Financial Corp. of PA	48.19%	18.34%	2.18%	6.08%	0.49%	3.54%	45.88%	$20,160	$138
FDT	Federal Trust Corp of FL	4.09%	50.81%	19.76%	13.15%	2.13%	0.02%	69.98%	$56,060	$0
FSBI	Fidelity Bancorp, Inc. of PA	13.30%	41.82%	4.80%	11.42%	3.43%	0.39%	54.79%	$0	$0
FCFL	First Community Bk Corp of FL	0.54%	33.80%	17.83%	26.18%	5.32%	3.80%	75.91%	$3,370	$0
FFBH	First Fed. Bancshares of AR	0.00%	35.06%	24.54%	17.43%	3.11%	3.08%	76.79%	$22,170	$0
GSLA	GS Financial Corp. of LA	12.39%	26.35%	6.28%	22.47%	1.44%	0.40%	51.98%	$1,340	$17
PEDE	Great Pee Dee Bancorp of SC	5.80%	35.04%	15.13%	29.19%	3.25%	2.68%	73.52%	$420	$0
JFBI	Jefferson Bancshares Inc of TN	0.00%	24.28%	12.80%	30.18%	11.61%	3.52%	77.02%	$1,480	$0

Source:	Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations.

The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

RP®Financial, LC.
Page 3.15
Table 3.5
Credit Risk Measures and Related Information
Atlantic Coast Federal Corp. and the Comparable Group
As of March 31, 2007 or Most Recent Date Available

			NPAs &				Rsrves/
		REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
Institution		Assets	Assets	Loans	Loans	NPLs	90+Del	Chargoffs	Loans
		(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Atlantic Coast Federal Corp.		0.11%	0.49%	0.53%	0.75%	142.95%	112.16%	$349	0.05%

All Public Companies
Averages		0.08%	0.55%	0.58%	0.84%	272.70%	208.65%	$370	0.11%
Medians		0.01%	0.34%	0.36%	0.79%	184.15%	130.74%	$61	0.03%

State of GA
Averages		0.09%	0.27%	0.28%	1.10%	142.95%	421.90%	$99	0.08%
Medians		0.09%	0.27%	0.28%	1.10%	142.95%	421.90%	$99	0.08%

Comparable Group
Averages		0.09%	0.69%	0.73%	1.15%	243.81%	230.74%	$108	0.05%
Medians		0.03%	0.31%	0.41%	0.88%	235.74%	198.50%	$66	0.03%

Comparable Group
CSBC	Citizens South Banking of NC	0.03%	0.42%	0.35%	1.16%	357.24%	182.98%	$71	0.06%
CFFC	Community Fin. Corp. of VA(1)	0.04%	0.31%	0.32%	0.77%	235.74%	214.02%	$107	0.00%
ESBF	ESB Financial Corp. of PA	0.08%	0.22%	0.50%	0.88%	179.82%	120.33%	$156	0.10%
FDT	Federal Trust Corp of FL	0.34%	1.66%	1.97%	0.88%	31.97%	42.46%	$0	0.00%
FSBI	Fidelity Bancorp, Inc. of PA	0.02%	NA	0.53%	0.62%	108.38%	NA	$399	0.00%
FCFL	First Community Bk Corp of FL	0.09%	0.13%	0.04%	1.02%	373.79%	675.48%	$13	0.00%
FFBH	First Fed. Bancshares of AR	0.35%	2.76%	2.73%	0.64%	21.74%	10.93%	$239	0.14%
GSLA	GS Financial Corp. of LA	0.00%	0.11%	0.18%	3.69%	NA	NA	$0	0.00%
PEDE	Great Pee Dee Bancorp of SC	0.02%	0.41%	0.47%	1.06%	270.60%	221.25%	$33	0.07%
JFBI	Jefferson Bancshares Inc of TN	0.04%	0.17%	0.19%	0.76%	615.02%	378.46%	$60	0.09%

Source:	Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

RP®Financial, LC.
Page 3.16
for the Peer Group). Chargeoffs were modest for both the Company and Peer Group while the ratio of reserves/loans and reserves/NPAs is below the Peer Group average and median.
     The one area of potential risk relates to recent adverse trends with respect to Florida real estate. In this regard, many areas of Florida, particularly southern portions of the state appear to be overbuilt and have realized declining values. As yet, the Company’s asset quality has not been impacted by these trends and the Company’s market appears to have remained comparatively stable in relation to many areas of Florida.
Interest Rate Risk
     Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Company and the Peer Group. From a balance sheet perspective, ACFC’s higher capital position on a pro forma basis and improved pro forma IEA/IBL ratio suggest lower exposure. On a post-offering basis, these ratios should improve relative to the Peer Group. In the absence of comparability in timely interest rate risk reporting and methodology, we reviewed quarterly changes in the net interest income ratio. In general, the quarterly fluctuations in the Company’s net interest income ratio were below the Peer Group average.
     To analyze interest rate risk associated with the net interest margin, we also reviewed quarterly changes in net interest income as a percent of average assets for ACFC and the Peer Group. In general, the recent relative fluctuations in the Company’s net interest income to average assets ratios were considered to be slightly greater than the Peer Group average, and thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.6, ACFC was viewed as maintaining a similar to modestly greater degree of interest rate risk exposure in the net interest margin. However, the Company’s net interest income ratio should be stabilized to some degree following the Offering, given the initial expected proceeds reinvestment strategy (primarily short-to-intermediate term investment securities).
Summary
     Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of ACFC. Such general

RP®Financial, LC.
Page 3.17
Table 3.6
Interest Rate Risk Measures and Net Interest Income Volatility
Atlantic Coast Federal Corp. and the Comparable Group
As of March 31, 2007 or Most Recent Date Available

		Balance Sheet Measures
		Tangible		Non-Earn.	Quarterly Change in Net Interest Income
		Equity/	IEA/	Assets/
	Institution	Assets	IBL	Assets	3/31/2007	12/31/2006	9/30/2006	6/30/2006	3/31/2006	12/31/2005
		(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Atlantic Coast Federal Corp.		9.9%	105.6%	6.7%	-19	-17	3	4	-3	19

All Public Companies		11.0%	109.4%	5.5%	0	-8	-6	-3	-3	2
State of GA		12.0%	108.4%	6.2%	-28	-17	-2	2	-5	9

Comparable Group
Averages		10.2%	107.3%	5.6%	-4	-7	-12	1	-3	7
Medians		8.5%	105.2%	4.9%	-3	-10	-10	0	-1	2

Comparable Group
CSBC	Citizens South Banking of NC	7.3%	102.9%	10.2%	-6	-10	-5	4	NA	NA
CFFC	Community Fin. Corp. of VA(1)	8.5%	105.7%	3.8%	NA	-10	-7	1	-4	3
ESBF	ESB Financial Corp. of PA	4.5%	101.1%	6.9%	2	-12	-10	-11	9	-7
FDT	Federal Trust Corp of FL	7.7%	103.9%	5.2%	-24	8	-28	-3	2	46
FSBI	Fidelity Bancorp, Inc. of PA	6.0%	104.6%	3.1%	9	-1	0	-4	1	-9
FCFL	First Community Bk Corp of FL	8.5%	106.9%	4.0%	NA	NA	-2	7	-20	19
FFBH	First Fed. Bancshares of AR	8.9%	102.9%	6.7%	0	-1	-29	0	-3	0
GSLA	GS Financial Corp. of LA	16.1%	114.6%	4.5%	-5	-26	-13	21	NA	NA
PEDE	Great Pee Dee Bancorp of SC	12.2%	110.3%	4.3%	-13	-19	NA	NA	1	7
JFBI	Jefferson Bancshares Inc of TN	22.3%	119.6%	7.4%	4	5	-12	-9	-21	0

NA=Change is greater than 100 basis points during the quarter.

Source:	Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

RP®Financial, LC.
Page 3.18
characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.
Page 4.1
IV. VALUATION ANALYSIS
Introduction
     This chapter presents the valuation analysis and methodology used to determine ACFC’s estimated pro forma market value of the common stock to be issued in conjunction with the Second Step Conversion transaction. The valuation incorporates the appraisal methodology promulgated by the Federal and state banking agencies for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Company and the Peer Group, and determination of the Company’s pro forma market value utilizing the market value approach.
Appraisal Guidelines
     The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994, and adopted by the FDIC, specify the market value methodology for estimating the pro forma market value of an institution. The valuation methodology provides for: (1) the selection of a peer group of comparable publicly-traded institutions, excluding from consideration institutions which have recently converted, subject to acquisition or in MHC form; (2) a financial and operational comparison of the subject company to the selected peer group, identifying key differences and similarities; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.
RP Financial Approach to the Valuation
     The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing

RP® Financial, LC.
Page 4.2
pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.
     The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the Second Step Conversion process, RP Financial will: (1) review changes in ACFC’s operations and financial condition; (2) monitor ACFC’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the Second Step Conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.
     The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including ACFC’s value, or ACFC’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.
Valuation Analysis
     A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer

RP® Financial, LC.
Page 4.3
Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, including the market for new issues, to assess the impact on value of ACFC coming to market at this time.
1. Financial Condition
     The financial condition of an institution is an important determinant in pro forma market value, because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strength are noted as follows:
•	Overall A/L Composition. The Company’s asset composition includes a lower proportion of loans overall, with both residential mortgage loans and consumer loans exceeding the Peer Group average. The Peer Group was modestly more diversified in the areas of construction and commercial lending, including both commercial mortgage and commercial non-mortgage lending. The Company’s net interest income ratio is comparable to the Peer Group average. The composition of funding liabilities for the Company and the Peer Group is relatively similar in broad terms, as the ratio of deposits and borrowings for the Company compared closely to the Peer Group average. However, ACFC’s recent growth has primarily been funded through higher cost CDs and short term borrowed funds increasing the cost of funds which impacted the Company’s spreads and margins. Overall, the Company maintained a comparable level of interest-earning assets and a slightly higher level of interest-bearing liabilities compared to the Peer Group, which provided for a modestly lower IEA/IBL ratio for the Company. The Company’s ratio of IEA/IBL will improve on a post-offering basis, potentially reversing the current disadvantage.

•	Credit Quality. The Company’s credit risk profile appears to be similar based on NPAs/assets, which fell between the Peer Group median and average. At the same time, the ratio of reserves/loans and reserves/NPAs is below the range of the Peer Group average and median. The Company maintains a comparable ratio of loans and a similar ratio of risk-weighted asset/total assets. The Company will continue to seek to expand higher risk-weight loans in the future, primarily with respect to the commercial loan portfolio, potentially increasing its credit exposure on an incremental basis over the long term.

Additionally, we also considered recent adverse trends with respect to the Florida real estate markets where the Company conducts lending operations. While there

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appears to be some weakness in terms of sales and values, ACFC’s markets have been less impacted than other markets in Florida, and the Company’s asset quality has not been impacted as yet.

•	Balance Sheet Liquidity. The Company currently maintains a slightly lower level of cash, investments and MBS on a pre-Offering basis. Like the Peer Group, the majority of the Company’s investments are designated AFS. The Company’s borrowing capacity is considered to be similar to the Peer Group’s borrowings capacity, in light of the comparable level of borrowings maintained by the Company. The infusion of the Offering proceeds will initially increase the Company’s level of liquid assets pending investment into loans and other longer-term investments.

•	Capital. The Company operates with a lower pre-offering capital ratio than the Peer Group, 10.2% and 10.9% of assets, respectively. However, following the Second Step Conversion offering, the Company’s equity-to-assets ratio will exceed the Peer Group average. ACFC’s higher pro forma capital position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and a greater capacity to absorb unanticipated losses. At the same time, the Company’s higher pro forma capital position will depress its return on equity.
     On balance, ACFC’s balance sheet strength was considered to be more favorable than that of the Peer Group, based on the relatively comparability of their asset /liability composition, taking into account the relative credit quality and overall capital strength. Accordingly, a moderate upward adjustment was determined to be appropriate for the Company’s financial condition.
2. Profitability, Growth and Viability of Earnings
     Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple the investment community will pay for earnings. The major factors considered in the valuation are described below.
•	Reported Earnings. The Company reported modestly lower profitability in terms of its ROA in comparison to the Peer Group average for the most recent 12 months, primarily reflecting its comparatively higher level of operating expense, which was only partially offset by its higher level of non-interest income. Reinvestment of stock proceeds into interest-earning assets will serve to increase

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the Company’s earnings on an ROAA basis. At the same time, the Company will incur additional expenses related to the stock benefit plans that will be implemented in connection with the Offering (6.00% ESOP and 3.00% Restricted Stock Plan based on the offering amount).

•	Core Earnings. Non-operating items were negligible for both the Company and the Peer Group and thus, ACFC’s ROA on core earnings basis remained at a modest disadvantage in comparison to the Peer Group average.

•	Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated a greater degree of volatility was associated with the Company’s net interest margin. ACFC’s capital ratios were less favorable on a pre-Offering basis, but the equity/assets and the IEA/IBL ratios will improve with the infusion of the Second Step Conversion proceeds.

•	Credit Risk. Loan loss provisions had a limited impact on the Company’s and Peer Group’s profitability for the past year and the Company’s NPA/assets ratio is similar in comparison to the Peer Group, with the ratio falling between the average and median. The Company’s ratio of reserves to total loans and reserves to NPAs is below the average and median indicated by the Peer Group. However, while the Company maintains a similar risk weighted assets ratio, a portion of the Company’s loan portfolio is secured by Florida real estate, which may increase risk exposure relative to the Peer Group (eight out of ten of the Peer Group companies are based outside of Florida).

•	Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the infusion of stock proceeds will increase the Company’s earnings growth potential with respect to leverage capacity and providing the Company with additional liquidity for purposes of funding loan growth. Second, opportunities to increase earnings through loan and deposit growth are considered to be slightly more favorable based on the demographic and economic trends prevailing in Duval County versus the Peer Group’s markets (i.e., reflecting its markets comparatively strong income levels and slightly lower unemployment rate). While growth trends in the Company’s Georgia markets are relatively less favorable, the Company expects that most of its future growth will take place in northern Florida. Additionally, the Company has a favorable track record recently with respect to the ability to realize asset and earnings growth in comparison to the Peer Group. The Company will be seeking to continue its retail expansion following the offering and the strengthened pro forma capital position will support such efforts.

•	Return on Equity. The Company’s pro forma capital position will exceed the Peer Group average. Notwithstanding the higher pro forma ROA, the Company’s pro forma core ROE is anticipated to be lower than the Peer Group average as a result of its very strong capital ratio.

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     Overall, we concluded that a slight upward adjustment for profitability, growth and viability of earnings was appropriate, in view of ACFC higher ROA and lower pro forma ROE, as well as the factors relating to the Company’s credit risk and interest rate exposure and earnings growth.
3. Asset Growth
     The Company’s recent asset growth exceeded the Peer Group average, reflecting the Company’s efforts to support earnings through leveraging equity, which has included both growth in the loan and investment portfolios. Specifically, ACFC experienced comparatively strong asset growth of 14.96% during the most recent twelve month period, versus a 2.83% asset growth rate posted by the Peer Group based on the average. As described in Section III, the Company’s comparatively faster growth is attributable to efforts to expand lending, particularly following the completion of the minority stock issuance in 2004. In this regard, the Company has employed additional loan officers and has otherwise sought to expand the loan portfolio, both through internal originations and though loan participations. Similarly, the Company has been expanding its retail branch presence with the objective of increasing the retail deposit base. On a pro forma basis, the Company should have the equity to facilitate continued growth and expansion. On balance, we believe a moderate upward adjustment was warranted for this factor.
4. Primary Market Area
     The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. The majority of the Company’s loans and deposits are generated in Ware County, Georgia, and Duval County, Florida; whereas the former has a relatively small population base and limited growth characteristics, the latter has realized relatively favorable economic and demographic trends in comparison to the Peer Group (see Table 4.1).
     Overall, the average characteristics of the Peer Group’s markets generally fell within the range reflected for ACFC’s principal markets. Specifically, the Peer Group’s markets were moderately sized in terms of total population in comparison to the relatively small market

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Table 4.1
Atlantic Coast Federal Corporation
Peer Group Market Area Comparative Analysis

							Per Capita		6/30/06
		Estimated		Projected	Estimated	Projected	Income		Deposit	Unemployment
	Headquarters	Population		Population	2000-2006	2006-2011		% State	Market	Rate
Institution	County	2000	2006	2011	% Change	% Change	Amount	Average	Share(1)	3/31/2007
		(000)	(000)	(000)
Citizens South Banking of NC	Gaston	190	197	203	3.65%	2.68%	$23,575	92.32%	10.13%	4.8%
Community Fin. Corp. of VA	Augusta	66	72	77	9.53%	6.66%	$23,847	76.50%	14.07%	2.8%
ESB Financial Corp. of PA	Lawrence	95	93	92	-1.53%	-1.30%	$21,313	79.54%	16.47%	5.3%
Federal Trust Corp. of FL	Seminole	365	421	467	15.29%	10.92%	$30,968	117.31%	3.46%	2.8%
Fidelity Bancorp, Inc. of PA	Allegheny	1,282	1,251	1,228	-2.39%	-1.83%	$28,823	107.56%	0.76%	3.9%
First Community Bk Corp. of FL	Pinellas	921	947	967	2.79%	2.14%	$28,734	108.85%	0.94%	3.1%
First Fed. Bancshares of AR	Boone	34	36	37	4.99%	3.14%	$20,410	95.56%	34.49%	4.9%
Great Pee Dee Bancorp of SC	Chesterfield	43	44	45	2.96%	1.81%	$17,647	74.94%	22.75%	8.5%
GS Financial Corp. of LA	Jefferson	455	361	412	-20.77%	14.25%	$21,798	113.87%	1.05%	NA
Jefferson Bancshares Inc. of TN	Hamblen	58	61	63	4.43%	3.46%	$21,823	89.12%	23.36%	4.7%

	Averages:	351	348	359	1.90%	4.19%	$23,894	95.56%	12.75%	4.5%
	Medians:	143	145	147	3.31%	2.91%	$22,699	93.94%	12.10%	4.3%

Atlantic Coast Federal Corporation	Ware	35	35	36	-0.06%	0.25%	$18,160	66.84%	26.27%	4.6%
	Duval	779	875	959	12.32%	9.60%	$25,455	96.42%	0.91%	3.3%

(1)	Total institution deposits in headquarters county as percent of total county deposits (banks and thrifts only).

Sources:	SNL, FDIC, US Dept. of Labor.

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represented by Ware County and the relatively large market represented by Duval County. While population growth rates were comparatively strong for Duval County in comparison to the Peer Group average, growth in Ware County fell below the Peer Group average, while per capita income levels were below the Peer Group average for Ware County, Duval County had modestly higher income levels. The Peer Group’s deposit market share and average unemployment rate fell within the range exhibited by ACFC’s principal markets. On balance, we concluded that a slight upward adjustment was required for the Company’s market area, primarily reflecting that the Company has oriented its future growth toward the northern Florida market which has experienced relatively favorable economic and demographic growth trends.
5. Dividends
     ACFC has indicated its preliminary intent to pay dividends in an amount such that current minority shareholders of ACFC will continue to receive the same total cash dividend payment, with the per share dividend amount adjusted for the exchange ratio in the Second Step Conversion. At the current midpoint valuation, the annual dividend payment would equal $0.30 per share and provide a yield of 3.0% based on the $10.00 per share initial offering price (i.e., reflects the stated intent to maintain the current dividend of $0.52 per share adjusted for the exchange ratio to minority shareholders). However, future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.
     Nine out of the ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.96% to 4.00%. The average dividend yield on the stocks of the Peer Group institutions was 1.6% as of June 8, 2007, representing an average payout ratio of 23.5% of core earnings. As of June 8, 2007, approximately 85% of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1) exhibiting an average yield of 2.19% and an average payout ratio of 35.73% of earnings. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

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     The Company’s indicated dividend policy provides for a modestly higher yield compared to the yield provided by the Peer Group. While the Company’s implied payout ratio of 95.83% of pro forma earnings at the midpoint is above the Peer Group’s payout ratio, the Company’s ability to maintain a higher payout ratio is supported by its higher pro forma equity to-assets ratio equal to 22.0% at the midpoint compared to 11.0% for the Peer Group. Accordingly, on balance, we concluded that no adjustment was warranted for purposes of the Company’s dividend policy.
6. Liquidity of the Shares
     The Peer Group is by definition composed of companies that are traded in the public markets. Nine of the Peer Group companies trade on the NASDAQ system while one company is traded on the American Stock Exchange (“AMEX”). Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $25.8 million to $143.1 million as of June 8, 2007, with average and median market values of $74.0 million and $72.5 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.3 million to 12.8 million, with average and median shares outstanding equaling 5.6 million and 4.6 million, respectively. The Company’s pro forma market value and shares outstanding for the Company will exceed the Peer Group average and median, as well as each of the Peer Group companies individually. Accordingly, we anticipate that the liquidity in the Company’s stock will be modestly greater relative to the Peer Group companies’ stocks and have applied a slight upward adjustment for this factor.
7. Marketing of the Issue
     We believe that four separate markets need to be considered for thrift stocks such as the Company coming to market: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; (3) the

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acquisition market for thrift franchises in Georgia and Florida; and (4) the market for the public stock of the Company. All of these markets were considered in the valuation of the Company’s to-be-issued stock.
     A. The Public Market
          The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.
          In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. The broader stock market moved lower during the first part of June 2006, as stocks tumbled after an inflation warning by the Federal Reserve Chairman stoked fears of future rate increases. Comparatively, stocks rallied in mid-June following reassuring inflation comments by the Federal Reserve Chairman. Higher interest rates dampened the rally ahead of the Federal Reserve meeting in late-June. Stocks surged higher following the Federal Reserve meeting in late-June, as comments from the Federal Reserve served to calm inflation worries and raised expectations of an end to the current cycle of rate increases.
          Geopolitical turmoil and higher oil prices pulled stocks lower at the start of the third quarter of 2006. The broader stock market rallied briefly in mid-July on comments from the Federal Reserve that hinted at the possibility of a pause in the current cycle of rate increases and some favorable second quarter earnings reports. After trading in a narrow range during late-July and early-August, stocks retreated following the Federal Reserve meeting in August. While the Federal Reserve left rates unchanged, stocks declined on concerns of an economic slow down. Favorable inflation data reflected in wholesale and retail prices for July provided a boost to stocks in mid-August. Stocks traded in a narrow range before strengthening at the end of August, as oil prices dropped below $70 a barrel for the first time in two months and the

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unemployment rate for August dropped to 4.7%. The Dow Jones Industrial Average moved to a four-month high in mid-September, with further declines in oil prices and the Federal Reserve’s decision to leave rates unchanged helping to sustain the positive trend. Stocks retreated modestly heading into late-September, as investors reacted negatively to an economic report showing a slow down in business activity in the Mid-Atlantic region. Lower oil prices and a strong consumer sentiment report helped stocks to rally at the close of the third quarter.
          The broader stock market rally was sustained into the fourth quarter of 2006, as the DJIA moved to an all-time high in early-October. Lower oil prices and growing expectations that the next move by the Federal Reserve would be to cut rates extended the stock market rally into mid-October, with the DJIA approaching the 12000 market. The DJIA closed above 12000 heading into late-October 2006, with optimism about corporate earnings, the Federal Reserve’s decision to hold rates steady and lower oil prices sustaining the rally. Despite a slight pullback at the end of October, the 3.4% gain in DJIA for October was the best monthly gain since November 2005. Stocks continued to edge lower at the beginning of November, but then rebounded strongly in mid-November. Favorable inflation data reflected in wholesale and consumer prices for October, merger news and upbeat comments by the Federal Reserve about interest rates were factors that contributed to rally in the broader market. Stocks traded in a narrow range ahead of the holiday shopping season in late-November. After posting a big one day loss in late-November on concerns about retail sales, lower oil prices, merger news and favorable economic reports provided a boost to stocks in early-December. The DJIA traded to record highs in mid- and late-December, as stocks benefited from some robust economic reports and investors betting on a strong finish for the year.
          Lower oil prices helped to sustain the positive trend in stocks at the start of 2007, which was followed by a mild pullback due to weakness in technology stocks. Optimism about the economy and some favorable earnings reports helped to lift the DJIA to a record high heading into late-January 2007, which was followed by a one day sell-off on a weak housing report and concerns about higher rates. Stocks surged higher at the end of January 2007, as the Federal Reserve concluded its late-January meeting with no change in rates. The broader stock market traded in a narrow range in early-February and then the DJIA rallied to a new record in mid-February. Comments by the Federal Reserve Chairman that helped to alleviate concerns of

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higher rates, as well as lower oil prices, were factors that contributed to the mid-February rally. Comparatively, higher oil prices contributed to a downturn in stocks heading into late-February. A sell-off in China’s stock market turned into a global market sell-off, as the DJIA plunged over 400 points on February 27th.
          Stocks recovered some of the losses from the one day sell-off in early-March 2007, as the broader stock market benefited from a rebound in China’s stock market. Mounting troubles for subprime mortgage lenders and weak economic data fueled a sharp downturn in the broader stock market in mid-March, reflecting concerns that rising subprime mortgage delinquencies would filter into the broader economy. Following the sell-off, merger announcements, rallies in overseas markets and a drop in oil prices supported a rebound in the broader stock market ahead of the March meeting of the Federal Reserve. The Federal Reserve’s decision to hold rates steady strengthened the stock market rebound, as investors were buoyed by the Federal Reserve’s assessment that the economy continued to expand at a moderate pace. Stocks fluctuated at the close of the first quarter on mixed economic data.
          Signs of an improving housing market provided a boost to the stock market at the start of the second quarter 2007, with news of an increase in an index of pending existing home sales during February supporting a one-day gain of more than 120 points in the DJIA. News of Iran’s release of British hostages, lower oil prices and a favorable March employment report also contributed to the broader market gains in early-April. The broader market rally continued through most of April, as merger news and strong corporate profits lifted the DJIA above a close of 13000 in late-April. For the month of April, the DJIA closed up 5.7%. Stronger than expected manufacturing data and lower oil prices helped to propel the DJIA to five consecutive record highs in early-May. Following a sharp one day sell-off on a weak retail sale report for April, the positive trend in the broader stock market continued into mid-May. A new wave of corporate deals, lower oil prices and a stronger than expected reading for May consumer confidence was noted factors that held to sustain the rally. Stocks eased lower in late-May reflecting profit taking and concerns about a pullback in China’s stock market. As an indication of the general trends in the nation’s stock markets over the past year, as of June 8, 2007 the DJIA closed at 13424.39 an increase of 23.3% from one year ago and an increase of 7.7% year-to-date, and the NASDAQ closed at 2573.54 an increase of 20.5% from one year ago and an increase of

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6.6% year-to-date. The Standard & Poors 500 Index closed at 1507.67 on June 8, 2007 an increase of 20.4% from one year ago and an increase of 6.3% year-to-date.
          The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift stocks have underperformed the broader stock market. Inflation fears, sparked by comments from the Federal Reserve Chairman, pulled thrift stocks lower along with the broader market in early-June 2006. Acquisition speculation helped thrift stocks to stabilize ahead of the broader market heading into mid-June. Interest rate concerns weighed on thrift stocks in mid-June, although thrift stocks moved higher following comments from the Federal Reserve Chairman that eased inflationary concerns. Thrift stocks traded in a narrow range ahead of the Federal Reserve meeting in late-June and then rallied strongly following statements from the Federal Reserve that hinted at the possibility of taking a break from raising interest rates further.
          Activity in thrift stocks was neutral at the beginning of the third quarter of 2006, which was followed by a downturn in thrift stocks along with the broader market in mid-July. Comments from the Federal Reserve indicating expectations of inflation moderating and some positive second quarter earnings sparked a brief rally in thrift stocks, which was followed by a pull back in late-July. Earnings falling short of expectations due to margin compression contributed to the sell-off in thrift stocks. Thrift stocks bounced higher in early-August, as July employment data provided signs of a slowing economy and increased expectations that the Federal Reserve would stop raising rates. Mortgage data showing a drop in loan fundings reversed the positive trend in thrift stocks heading into mid-August, which was followed by an upturn in mid-August as thrift stocks participated in the broader market rally that was powered by favorable inflation data. Thrift stocks trended lower in late-August, reflecting concerns of a slowdown in housing. A favorable August employment report provided a boost to the thrift sector at the beginning of September. Inflationary fears prompted a brief sell-off in thrift stocks heading into mid-September, which was followed by a rebound as falling oil prices benefited stocks in general.
          Thrift stocks advanced at the start of the fourth quarter of 2006, based on economic data that suggested the economy was slowing and comments from the Federal Reserve Chairman that raised hopes of a decline in short-term interest rates. Acquisition news and

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strength in the broader market sustained the upward trend in thrift stocks into mid-October. Thrift stocks sold off with the broader market at the end of October and into early-November, as economic data showing slower growth raised concerns for some investors. Strength in the broader market supported a rebound in thrift stocks ahead of the national elections. Favorable inflation data boosted thrifts stocks along with the broader market in mid-November. Weaker than expected housing data pressured thrift stocks lower heading into late-November. Merger news, including Bank of New York’s announced merger with Mellon Financial Corp., sparked gains in thrift stocks in early-December 2006. Thrift stocks traded in a narrow range through mid-December, as the Federal Reserve left interest rates unchanged as expected. An upbeat report on home sales helped thrift and bank stocks participate in the broader market rally in late-December.
          Thrift stocks traded lower at the start of 2007, as a favorable employment report for December reduced expectations of the Federal Reserve cutting interest rates. Mixed fourth quarter earnings reports and investor nervousness ahead of the Federal Reserve rate meeting provided for a choppy trading market for thrift issues in mid- and late-January 2007.Thrift stocks posted gains in late-January and early-February 2007, as thrift investors reacted favorably to the Federal Reserve’s decision to hold rates steady at its late-January meeting. While the DJIA moved to a new high in mid-February, thrift stocks traded in a narrow range heading into late-February. The late-February sell-off triggered by the downturn in China’s stock market hit thrift stocks as well. Selling pressure in thrift stocks increased during the first half of March, as mortgage lenders in general were hurt by the deterioration in market conditions for subprime mortgage lenders. In mid-March, the Mortgage Bankers Association reported that subprime mortgage delinquencies rose to a four year high during the fourth quarter of 2006. Thrift stocks participated in the broader stock market rally following the Federal Reserve’s decision to hold rates steady at its March meeting, based on expectations that the economy would continue to expand at a moderate pace. Thrift stocks pulled back in late-March, as lenders were hurt by news that sales of new homes fell for the second straight month in February and consumer confidence dropped in March.
          A favorable report on February pending existing home sales sparked gains in thrift stocks at the start of the second quarter 2007. In contrast to the broader market, thrift

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stocks trended lower in mid-April as a weak housing market and the overhang of problems in the subprime lending market continued to weigh on the thrift sector. Some positive earnings reports helped to boost thrift stocks heading into the second half of April, but the rally did not match gains posted in the broader market. A late-April report showing a decline in home sales in March served to dampen enthusiasm for thrift stocks, while news of Bank of America’s $21 billion proposed acquisition of LaSalle Bank Corp. had little impact on trading activity among thrift and bank stocks. Thrift stocks headed higher along with the broader stock market in early-May, but did not sustain the upward momentum into mid-May. A disappointing report on the outlook for the housing market weighed on the thrift sector in mid-May, with the National Association of Home Builders report projecting that home sales and housing production would not begin to improve until late in 2007. Merger news provided a boost to thrift stocks headed into late-May, but the gains were not sustained as thrift stocks traded lower on news of stronger economic data and higher interest rates. On June 8, 2007, the SNL Index for all publicly-traded thrifts closed at 1,703.4, a decrease of 0.9% from one year ago and 6.9% year-to-date.
     B. The New Issue Market
          In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift issues in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

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          The market for converting thrift issues has been relatively stable over the past several quarters, with most converting issues having successful offerings and reflecting modest price appreciation in initial trading activity. As shown in Table 4.2, two standard and three mutual holding company offerings were completed during the past three months. However, second-step conversion offerings are considered to be more relevant for our analysis, and only one was completed over the last three months. In general, second-step conversions tend to be priced (and trade in the aftermarket) at a higher P/B ratio than standard conversions. We believe investors take into consideration the generally more leveraged pro forma balance sheets of second-step companies, their track records as public companies prior to conversion, and their generally higher pro forma ROE measures relative to standard conversions in pricing their common stocks. The only second step conversion completed in the three months ended June 8, 2007, was by Peoples United Financial, which represents the largest second step conversion offering ever. Peoples United closed between the midpoint and the maximum of its offering range at a pro forma P/TB ratio of 142.2%, while the pro forma P/E multiple was 29.0 times, and was trading just below its IPO price (i.e., 0.1% below) after the first month of trading.
          Although just outside the three month lookback period, there were two other second step conversion offerings completed in January 2007. Osage Bancorp of Oklahoma closed at the midpoint of its offering range on January 18, 2007, at a pro forma P/TB ratio of 103.2%, while the pro forma P/E multiple was 34.2 times. Osage Bancshares declined in after-market trading, reflecting a 6.8% decline after one month. Westfield Financial closed at the maximum of its offering range on January 4, 2007, at a pro forma P/TB ratio of 111.2%, while the pro forma P/E multiple was 34.0 times, and reflected modest price appreciation of 8.5% after the first month of trading on a fully converted basis.
     C. The Acquisition Market
          Also considered in the valuation was the potential impact on the Company’s stock price of recently completed and pending acquisitions of other savings institutions headquartered in Georgia and Florida. As shown in Exhibit IV-4, there were nine thrift acquisitions completed from the beginning of 2006 through year-to-date 2007. The recent acquisition activity involving savings institutions may imply a certain degree of acquisition speculation for the Company’s

RP® Financial, LC.
Table 4.2
Pricing Characteristics and After-Market Trends
Recent Conversions Completed (Last Three Months)

													Insider Purchases												Post-IPO Pricing Trends
			Pre-Conversion Data								Contribution to		% Off Incl. Fdn.					Pro Forma Data							Closing Price:
Institutional Information			Financial Info.		Asset Quality		Offering Information				Charitable Found.		Benefit Plans				Initial	Pricing Ratios(3)			Financial Charac.				First		After		After
	Conver.			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		% of		Recog.	Stk	Mgmt.&	Dividend		Core		Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offered	Mid.	Proc.	Form	Offering	ESOP	Plans	Option	Dirs.	Yield	P/TB	P/E	P/A	ROA	TE/A	ROE	Price	Day	Change	Week(4)	Change	Month(5)	Change	6/8/07	Change
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(2)	(%)	(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)

Standard Conversions
ESSA Bancorp, Inc., PA*	4/4/07	ESSA-NASDAQ	$771	7.68%	0.07%	709%	$158.7	100%	132%	1.6%	C/S	1.6MM/7.0%	8.0%	4.0%	10.0%	2.7%	0.00%	86.9%	28.8x	18.7%	0.7%	21.5%	3.0%	$10.00	$11.78	17.8%	$12.06	20.6%	$11.48	14.8%	$11.41	14.1%
CMS Bancorp, Inc., NY	4/4/07	CMSB-NASDAQ	$125	6.66%	0.00%	NM	$19.8	100%	132%	9.1%	C/S	60K/3.6%	8.0%	4.0%	10.0%	2.3%	0.00%	85.2%	182.4x	14.6%	0.1%	17.2%	0.5%	$10.00	$10.57	5.7%	$10.47	4.7%	$10.30	3.0%	$10.55	5.5%

Averages — Standard Conversions:			$448	7.17%	0.04%	709%	$89.3	100%	132%	5.3%	N.A.	N.A.	8.0%	4.0%	10.0%	2.5%	0.00%	86.1%	105.6x	16.7%	0.4%	19.4%	1.7%	$10.00	$11.18	11.8%	$11.27	12.7%	$10.89	8.9%	$10.98	9.8%
Medians — Standard Conversions:			$448	7.17%	0.04%	709%	$89.3	100%	132%	5.3%	N.A.	N.A.	8.0%	4.0%	10.0%	2.5%	0.00%	86.1%	105.6x	16.7%	0.4%	19.4%	1.7%	$10.00	$11.18	11.8%	$11.27	12.7%	$10.89	8.9%	$10.98	9.8%

Second Step Conversions
People’s United Financial, Inc.,CT*	4/16/07	PBCT-NASDAQ	$10,696	12.60%	0.21%	328%	$3,444.5	57%	107%	3.2%	C/S	20M/1.16%	6.0%	4.0%	10.0%	0.2%	2.40%	142.2%	29.0x	44.0%	1.5%	31.2%	4.8%	$20.00	$20.75	3.8%	$20.40	2.0%	$19.95	-0.3%	$20.10	0.5%

Averages — Second Step Conversions:			$10,696	12.60%	0.21%	328%	$3,444.5	57%	107%	3.2%	N.A.	N.A.	6.0%	4.0%	10.0%	0.2%	2.40%	142.2%	29.0x	44.0%	1.5%	31.2%	4.8%	$20.00	$20.75	3.8%	$20.40	2.0%	$19.95	-0.3%	$20.10	0.5%
Medians — Second Step Conversions:			$10,696	12.60%	0.21%	328%	$3,444.5	57%	107%	3.2%	N.A.	N.A.	6.0%	4.0%	10.0%	0.2%	2.40%	142.2%	29.0x	44.0%	1.5%	31.2%	4.8%	$20.00	$20.75	3.8%	$20.40	2.0%	$19.95	-0.3%	$20.10	0.5%

Mutual Holding Company Conversions
TFS Financial Corporation, OH	4/23/07	TFSL-NASDAQ	$8,733	11.78%	1.12%	24%	$1,002.0	30%	132%	0.9%	C/S	5M/5.00%	12.4%	6.2%	15.5%	0.6%	0.00%	86.7%	27.5x	28.8%	0.5%	19.3%	2.7%	$10.00	$11.79	17.9%	$11.72	17.2%	$12.33	23.3%	$12.23	22.3%
Sugar Creek Fin. Corp., IL*	4/4/07	SUGR-OTCBB	$83	7.28%	1.08%	15%	$4.1	45%	101%	15.4%	N.A.	N.A.	8.7%	4.4%	10.9%	9.0%	0.00%	68.0%	45.3x	10.0%	0.2%	10.4%	1.5%	$10.00	$10.00	0.0%	$10.50	5.0%	$10.60	6.0%	$10.60	6.0%
Delanco Bancorp, Inc., NJ	4/2/07	DLNO-OTCBB	$97	8.27%	0.11%	NM	$7.4	45%	91%	8.5%	N.A.	N.A.	8.7%	4.4%	10.9%	6.1%	0.00%	75.4%	275.7x	14.7%	0.0%	13.4%	-0.1%	$10.00	$10.00	10.3%	$10.00	0.0%	$9.50	-5.0%	$9.25	-7.5%

Averages — Mutual Holding Company Conversions:			$2,971	9.11%	0.77%	19%	$337.8	40%	108%	8.3%	NA	NA	9.9%	5.0%	12.4%	5.2%	0.00%	76.7%	116.2x	17.9%	0.2%	14.4%	1.4%	$10.00	$10.60	9.4%	$10.74	7.4%	$10.81	8.1%	$10.69	6.9%
Medians — Mutual Holding Company Conversions:			$97	8.27%	1.08%	19%	$7.4	45%	101%	8.5%	NA	NA	8.7%	4.4%	10.9%	6.1%	0.00%	75.4%	45.3x	14.7%	0.2%	13.4%	1.5%	$10.00	$10.00	10.3%	$10.50	5.0%	$10.60	6.0%	$10.60	6.0%
	Averages — All Conversions:		$4,076	9.52%	0.52%	269%	$923.3	55%	113%	5.9%	NA	NA	8.8%	4.6%	11.5%	3.7%	0.48%	91.8%	81.3x	23.3%	0.6%	19.2%	2.4%	$12.00	$12.86	9.9%	$12.94	9.0%	$12.77	7.8%	$12.72	7.1%
	Medians — All Conversions:		$771	8.27%	0.21%	176%	$158.7	45%	107%	3.2%	NA	NA	8.7%	4.4%	10.9%	2.7%	0.00%	86.7%	29.0x	18.7%	0.5%	19.3%	2.7%	$10.00	$11.78	10.3%	$11.72	5.0%	$11.48	6.0%	$11.41	6.0%

Note:	* — Appraisal performed by RP Financial; BOLD=RP Financial did the Conversion Business Plan. “NT” — Not Traded; “NA” — Not Applicable, Not Available; C/S-Cash/Stock.

(1)	Non-OTS regulated thrift.

(2)	As a percent of MHC offering for MHC transactions.

(3)	Does not take into account the adoption of SOP 93-6.

(4)	Latest price if offering is less than one week old.

(5)	Latest price if offering is more than one week butless than one month old.

(6)	Mutual holding company pro forma data on full conversion basis.

(7)	Simultaneously completed acquisition of another financial institution.

(8)	Simultaneously converted to a commercial bank charter.

(9)	Former credit union.
June 8, 2007

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stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence ACFC’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in ACFC’s stock would tend to be less compared to the stocks of the Peer Group companies.
     D. Trading in ACFC’s Stock
          Since ACFC’s minority stock currently trades under the symbol “ACFC” on the NASDAQ national stock market, RP Financial also considered the recent trading activity in the valuation analysis. ACFC had a total of 13,676,071 shares issued and outstanding at June 8, 2007, of which 4,947,571 shares were held by public shareholders and traded as public securities. As of June 8, 2007, the Company’s closing stock price was $18.56 per share. There are significant differences between the Company’s minority stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics (the new conversion stock will be more liquid owing to larger number of public shares available to trade) and a different return on equity for the conversion stock. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.
* * * * * * * * * * *
     In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second-step conversions, the acquisition market and recent trading activity in the Company’s minority stock. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

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8. Management
     ACFC’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of ACFC’s Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. The Company currently does not have any senior management positions that are vacant.
     Similarly, the returns, capital positions, and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.
9. Effect of Government Regulation and Regulatory Reform
     In summary, as a fully-converted federally-insured institution, ACFC will operate in substantially the same regulatory environment as the Peer Group members – all of whom are well capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Company’s pro forma regulatory capital ratios, while the Peer Group’s regulatory capital ratios were previously shown in Table 3.2. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.
Summary of Adjustments
     Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

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Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Moderate Upward
Profitability, Growth and Viability of Earnings	Slight Upward
Asset Growth	Moderate Upward
Primary Market Area	Slight Upward
Dividends	No Adjustment
Liquidity of the Shares	Slight Upward
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment
Valuation Approaches
     In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock – price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the Second Step Conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in ACFC’s prospectus for offering expenses, reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8).
     RP Financial’s valuation placed an emphasis on the following:
•	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Company’s and the Peer Group’s operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for both the Company and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Company and the Peer Group and resulting price/core earnings ratios.

•	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a useful indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A

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approaches.	We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings — we have also given less weight to the assets approach. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

•	Trading of ACFC stock. Converting institutions generally do not have stock outstanding. ACFC, however, has public shares outstanding due to the mutual holding company form of ownership. Since ACFC is currently traded on the NASDAQ, it is an indicator of investor interest in the Company’s conversion stock and therefore received some weight in our valuation. Based on the June 8, 2007 stock price of $18.56 per share and the 13,676,071 shares of ACFC stock outstanding, the Company’s implied market value of $253.8 million was considered in the valuation process. However, since the conversion stock will have different characteristics than the minority shares, and since pro forma information has not been publicly disseminated to date, the current trading price of ACFC’s stock was somewhat discounted herein but will become more important towards the closing of the offering.
     The Company has adopted Statement of Position (“SOP”) 93-6, which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of SOP 93-6 in the valuation.
     Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that, as of June 8, 2007, the aggregate pro forma market value of ACFC’s conversion stock was $235,024,420 at the midpoint, equal to 23,502,442 shares at $10.00 per share. The midpoint and resulting valuation

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range is based on the sale of a 63.82% ownership interest to the public, which provides for a $150.0 million public offering at the midpoint value.
     1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled $4.623 million for the twelve months ended March 31, 2007. In deriving the Company’s core earnings, the only adjustment made to reported earnings was to eliminate gains on the sale of REO loans and investment securities of $247,000. Accordingly, on a tax affected basis, reflecting the marginal tax rate of 38%, the Company’s core earnings were determined to equal $4.470 million for the 12 months ended March 31, 2007 (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).
     Based on the Company’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported P/E multiples at the $235.0 million midpoint value equaled 31.67 times, which provided for a premium of 78.9% relative to the Peer Group’s average reported earnings multiples of 17.70 times (see Table 4.3). On a core earnings basis, the Company’s P/E at the midpoint of the valuation range was 32.33 times, which was 71.9% higher than the Peer Group’s average core earnings multiple of 18.81 times.
     2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value, including approximately $519,000 of net assets at the MHC. In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $235.0 million midpoint valuation, ACFC’s pro forma P/B and P/TB ratios equaled 104.75% and 106.10%, respectively. In comparison to the respective average P/B and P/TB ratios indicated for the Peer Group of 126.85% and 140.59%, the Company’s ratios reflected discounts of 17.4% and 24.5%. At the

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Table 4.3
Public Market Pricing
Atlantic Coast Federal Corporation
As of June 8, 2007

	Market		Per Share Data
	Capitalization		Core	Book						Dividends(4)			Financial Characteristics(6)
	Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout	Total	Equity/	NPAs/	Reported		Core		Offering	Exchange
	Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(5)	Assets	Assets	Assets	ROA	ROE	ROA	ROE	Size	Ratio
	($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	($Mil)	(x)
Atlantic Coast Federal Corporation
Superrange	$10.00	$310.82	$0.27	$8.62	37.29x	115.95%	29.20%	117.21%	37.99x	$0.23	2.29%	85.33%	$1,064	25.19%	0.41%	0.78%	3.11%	0.77%	3.05%	198.38	2.27273
Maximum	$10.00	$270.28	$0.29	$9.05	34.45x	110.46%	25.96%	111.77%	35.13x	$0.26	2.63%	90.64%	$1,041	23.51%	0.42%	0.75%	3.21%	0.74%	3.14%	172.50	1.97628
Midpoint	$10.00	$235.02	$0.32	$9.55	31.67x	104.75%	23.03%	106.10%	32.33x	$0.30	3.03%	95.82%	$1,021	21.98%	0.42%	0.73%	3.31%	0.71%	3.24%	150.00	1.71851
Minimum	$10.00	$199.77	$0.35	$10.21	28.55x	97.90%	19.97%	99.30%	29.19x	$0.36	3.56%	101.63%	$1,000	20.40%	0.43%	0.70%	3.43%	0.68%	3.35%	127.50	1.46073

All Public Companies(7)
Averages	$18.22	$436.22	$0.79	$13.34	20.14x	143.68%	17.86%	161.98%	20.08x	$0.41	2.19%	35.73%	$3,022	12.44%	0.55%	0.57%	5.61%	0.55%	5.34%
Medians	15.50	99.81	0.53	11.50	17.66x	131.51%	14.53%	155.88%	18.42x	$0.32	2.19%	20.00%	$799	10.58%	0.36%	0.57%	4.80%	0.58%	4.92%

All Non-MHC State of GA(7)
Averages	$0.28	$14.83	($2.89)	$4.32	NM	6.48%	0.40%	8.00%	NM	$0.00	0.00%	NM	$3,688	6.21%	3.76%	-4.82%	NM	-3.66%	-46.39%
Medians	$0.28	$14.83	($2.89)	$4.32	NM	6.48%	0.40%	8.00%	NM	$0.00	0.00%	NM	$3,688	6.21%	3.76%	-4.82%	NM	-3.66%	-46.39%

Comparable Group Averages
Averages	$15.00	$73.96	$0.84	$12.31	17.70x	126.85%	13.30%	140.59%	18.81x	$0.36	1.60%	23.46%	$648	10.95%	0.69%	0.69%	7.31%	0.68%	7.01%
Medians	$14.42	$72.54	$0.89	$11.06	18.00x	116.20%	13.50%	134.29%	18.06x	$0.36	1.66%	18.61%	$579	8.77%	0.31%	0.69%	7.27%	0.65%	7.04%

Comparable Group
CSBC Citizens South Banking of NC	$12.82	$102.52	$0.71	$10.71	18.06	119.70%	13.90%	189.36%	18.06x	$0.32	2.50%	45.07%	$738	11.61%	0.42%	0.78%	6.65%	0.78%	6.65%
CFFC Community Fin. Corp. of VA	$11.44	$49.15	$0.97	$8.90	11.79	128.54%	10.92%	128.54%	11.79x	$0.26	2.27%	26.80%	$450	8.49%	0.31%	0.96%	11.56%	0.96%	11.56%
ESBF ESB Financial Corp. of PA	$11.16	$143.05	$0.74	$10.23	14.68	109.09%	7.51%	165.09%	15.08x	$0.40	3.58%	54.05%	$1,905	6.88%	0.22%	0.51%	7.80%	0.50%	7.60%
FDT Federal Trust Corp of FL	$8.15	$76.52	$0.23	$5.82	31.35	140.03%	10.82%	140.03%	35.43x	$0.16	1.96%	69.57%	$707	7.73%	1.66%	0.33%	4.67%	0.30%	4.13%
FSBI Fidelity Bancorp, Inc. of PA	$17.41	$52.06	$1.13	$15.45	12.62	112.69%	7.15%	119.82%	15.41x	$0.56	3.22%	49.56%	$728	6.34%	NA	0.57%	9.41%	0.46%	7.71%
FCFL First Community Bk Corp of FL	$16.85	$68.55	$0.91	$8.52	18.52	197.77%	17.06%	200.36%	18.52x	$0.00	0.00%	0.00%	$402	8.63%	0.13%	0.92%	10.68%	0.92%	10.68%
FFBH First Fed. Bancshares of AR	$23.90	$116.44	$1.02	$15.25	20.96	156.72%	13.95%	156.72%	23.43x	$0.64	2.68%	62.75%	$835	8.90%	2.76%	0.64%	7.22%	0.58%	6.46%
GSLA GS Financial Corp. of LA	$20.35	$25.76	$1.55	$21.49	13.3	94.70%	15.28%	94.70%	13.13x	$0.40	1.97%	25.81%	$169	16.13%	0.11%	1.13%	7.32%	1.14%	7.42%
PEDE Great Pee Dee Bancorp of SC	$16.02	$28.68	$0.87	$15.27	18	104.91%	13.09%	107.01%	18.41x	$0.64	4.00%	73.56%	$219	12.48%	0.41%	0.73%	5.85%	0.71%	5.72%
JFBI Jefferson Bancshares Inc of TN	$11.91	$76.88	$0.25	$11.41	NM	104.38%	23.31%	104.38%	NM	$0.24	2.02%	NM	$330	22.33%	0.17%	0.44%	1.91%	0.49%	2.17%

(1)	Average of High/Low or Bid/Ask price per share.

(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.

(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.

(4)	Indicated 12 month dividend, based on last quarterly dividend declared.

(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.

(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

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Page 4.24
top of the super range, the Company’s P/B and P/TB ratios equaled 115.95% and 117.21%, respectively. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 8.6% and 16.6%, respectively.
     3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio computed herein. At the midpoint of the valuation range, ACFC’s value equaled 23.03% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 13.30%, indicating a 73.2% premium.
Comparison to Recent Offerings
     As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). Given the large size and diversified operations of Peoples United in comparison to the Company, we did not consider the results of Peoples United’s offering to be very relevant in the determination of value herein.
     Other second step conversion offerings completed in 2007 include Westfield Financial, which closed in January 2007 at a pro forma P/TB ratios of 111.2% and a pro forma P/E ratio of 34.0 times. During their first week of trading as a fully-converted company, the stock price of Westfield Financial increased by 9.0% from its IPO price, and by 9.0% over the first month of trading. Osage Bancshares, which is perhaps the most relevant transaction given its comparable size, closed at 103.0% of pro forma book value and a pro forma P/E multiple of 34.2 times, and diminished in after-market trading by 6.8% after the first month as a fully-converted company.

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Valuation Conclusion
     Based on the foregoing, it is our opinion that, as of June 8, 2007, the estimated aggregate pro forma market value of the Company, inclusive of the sale of the MHC’s ownership interest to the public shareholders was $235,024,420 at the midpoint. Based on this valuation and the approximate 63.82% ownership interest being sold in the public offering, the midpoint value of the Company’s stock offering is $150,000,000, equal to 15,000,000 shares at a per share value of $10.00. The resulting range of value pursuant to regulatory guidelines and the corresponding number of shares based on the Board approved $10.00 per share offering price is set forth below. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.3 and are detailed in Exhibit IV-7 and Exhibit IV-8.

			Exchange Shares
		Offering	Issued to the	Exchange
	Total Shares	Shares	Public Shareholders	Ratio
Shares				(x )
Supermaximum	31,081,980	19,837,500	11,244,480	2.27273
Maximum	27,027,808	17,250,000	9,777,808	1.97628
Midpoint	23,502,442	15,000,000	8,502,442	1.71851
Minimum	19,977,076	12,750,000	7,227,076	1.46073

Distribution of Shares
Supermaximum	100.00%	63.82%	36.18%
Maximum	100.00%	63.82%	36.18%
Midpoint	100.00%	63.82%	36.18%
Minimum	100.00%	63.82%	36.18%

Aggregate Market Value(1)
Supermaximum	$310,819,800	$198,375,000	$112,444,800
Maximum	270,278,080	172,500,000	97,778,080
Midpoint	235,024,420	150,000,000	85,024,420
Minimum	199,770,760	127,500,000	72,270,760

(1)	Based on offering price of $10.00 per share.
Establishment of the Exchange Ratio
     OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares of ACFC stock as

RP® Financial, LC.
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a fully converted company. The Board of Directors of the MHC has independently determined the exchange ratio. The determined exchange ratio has been designed to preserve the current aggregate percentage ownership in ACFC equal to 36.18% as of June 8, 2007. The exchange ratio to be received by the existing minority shareholders of ACFC will be determined at the end of the offering, based on the total number of shares sold in the subscription and community offerings. Based upon this calculation, and the valuation conclusion and offering range concluded above, the exchange ratio would be 1.46073 shares, 1.71851 shares, 1.97628 shares and 2.27273 shares of newly issued shares of ACFC stock for each share of stock held by the public shareholders at the minimum, midpoint, maximum and supermaximum of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.